EXECUTION VERSION

PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) dated effective February 1, 2011 (the “Effective Date”), is among AMERICAN EAGLE ENERGY INC., a Nevada corporation (“AEE”), BIG SKY OPERATING LLC, a Montana limited liability company (“BSO”), and FX PRODUCING COMPANY, INC., a Nevada corporation (“FXP”).  AEE, BSO and FXP may be referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.           Each of the Parties hold or will hold certain leasehold rights within the Project Area (as hereinafter defined); and

B.           Each Party desires to convey undivided interests in certain of its rights and obligations to the other Parties such that each Party owns 33 1/3% of all of the Parties’ collective leasehold and other rights in the Project Area.

AGREEMENT

In consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms and References.  The terms “Agreement,” “BSO,” “FXP,” “Effective Date,” “AEE,” “Party” and “Parties” shall have the meaning assigned thereto above, and the following terms shall have the following meanings:

“Acquired Interests” has the meaning assigned thereto in Section 3.1.

“Acquiring Party” has the meaning assigned thereto in Section 3.1.

“Acquisition Costs” has the meaning assigned thereto in Subsection 3.3.

“AEE Leases” means all oil, gas and mineral leases within the Project Area in which AEE owns an interest immediately prior to the Effective Date and set forth in Part 1 of Schedule I.

“AEE Reserved Override” means a Reserved Override reserved by AEE from the AEE Leases.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such Party.  “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether by ownership of voting securities, contract or otherwise.  With respect to a corporation, partnership, limited liability company, manager of a limited liability company or general partner of a limited partnership, control is conclusively deemed to exist where a person owns directly or indirectly fifty percent (50%) or more of the voting rights in such corporation, partnership, limited liability company or general partner.

“Americana Leases” means all oil, gas and mineral leases within the Project Area which were acquired by any Party pursuant to that certain Lease Acquisition Agreement, dated as of January 31, 2011, among AEE, BSO, FXP and Americana Exploration LLC, which are set forth in Part 4 of Schedule 1.

“AMI” has the meaning assigned thereto in Section 3.1.

“AMI Share” has the meaning assigned thereto in Section 3.2.

“Assignment” means the form of assignment, cross-assignment, bill of sale and conveyance attached hereto as Exhibit B.

“Blackfeet Leases” means the FXP Leases with the Blackfeet Tribe as lessor.

“Blackfeet Tribe” means the Blackfeet Tribe of the Blackfeet Indian Reservation, a federal chartered corporation of the Blackfeet Reservation, State of Montana.

“BSO Leases” means all oil, gas and mineral leases within the Project Area in which BSO (x) owns an interest immediately prior to the Effective Date, or (y) has acquired prior to the Closing Date, and, in each case set forth in Part 2 of Schedule I; provided that the BSO Leases shall not include (i) the AEE Leases, (ii) the FXP Leases or (iii) any lease or other interest acquired by BSO pursuant to that certain Farmout Agreement, effective January 26, 2011, among BSO, Somont Oil Company, Inc., Ferdig Oil Company, Inc. and Aladdin Oil Company, Inc.

“BSO Reserved Override” means a Reserved Override reserved by BSO from the BSO Leases.

“Business Day” means any day other than a Saturday, Sunday, or a day on which the United States Postal Service is not scheduled to deliver ordinary first class mail; and “day,” without further designation, means a calendar day.

“Claims” means all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any fees and expenses associated therewith (including costs of investigation, attorney’s fees, and expert’s fees and expenses).

“Closing Date” means the date on which all Parties have executed this Agreement.

“Confidential Information” shall have the meaning assigned thereto in Section 8.1.

“Existing Burdens” means all existing and valid non-cost bearing burdens in effect immediately prior to the Effective Date affecting the Leases including the landowner’s or lessor’s royalty, overriding royalties, net profits interests, production payments, and any other charges or existing non-cost bearing burdens of a similar nature applicable thereto, but excluding the AEE Reserved Override, the BSO Reserved Override and the FXP Reserved Override.

“FXP Leases” means all oil, gas and mineral leases within the Project Area in which FXP owns an interest immediately prior to the Effective Date and set forth in Part 3 of Schedule I.

“FXP Reserved Assets” means (i) the FXP Reserved Override; and (ii) the FXP Leases insofar and only insofar as they relate to depths from the surface of the earth to the stratigraphic equivalent of 3,332 feet below the surface of the earth as found in the 27-W5 Well (API 25-035-05388), located in Section 11 of T. 32 N., R. 6 W., 6th P.M.

“FXP Reserved Override” means a Reserved Override reserved by FXP from the FXP Leases.

“Leases” means the AEE Leases, the BSO Leases, the FXP Leases and the Americana Leases.

“Material Contracts” means those agreements set forth on Schedule II.

“Non-Acquiring Party” has the meaning assigned thereto in Section 3.1.

“Notice of Acquisition” has the meaning assigned thereto in Subsection 3.3(a).

“Notice of Election” has the meaning assigned thereto in Section 3.4.

“Oil and Gas Interests” means any nature of interest in oil and gas rights, including a mineral interest, royalty interest, overriding royalty interest, leasehold interest or related personal property interest, or any combination thereof.

“Operating Agreement” means that certain 1989 AAPL Model Form Operating Agreement in the form of Exhibit C, covering the Project Area.

“Operator” means FX Drilling, Inc., a Nevada corporation.

“Person” means any individual, governmental agency, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, or other entity or organization.

“Post-Closing Amounts” means those amounts set forth in Part 1 of Schedule III.

“Project Area” means those lands located within the area described in Exhibit A, and includes those lands covered by the Leases set forth in Schedule I.

“Property Expenses” means all capital expenses, lease rentals, bonuses and shut-in payments, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements, or other agreements consistent with the standards established by COPAS.

“Proportionate Share” means 33 1/3% for each Party.

“Reserved Assets” means the FXP Reserved Assets, the AEE Reserved Override and the BSO Reserved Override.

“Reserved Override” means an overriding royalty interest, reserved on the Effective Date, in all oil, gas and related hydrocarbons produced, saved and sold from the Lands under and pursuant to the Leases equal to the difference between 20% and the Existing Burdens with respect to all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to the Leases, and if the Existing Burdens equal or exceed 20%, such Reserved Override shall be zero; provided that (i) if the interest of a Party in the leasehold estate created by any Lease is less than the entire leasehold estate in any tract (or formation or zone) of Land covered by said Lease, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest of such Party in that leasehold estate bears to the entire leasehold estate; (ii) if any Lease does not cover the entire oil and gas mineral fee estate in and under any tract (or formation or zone) of Land that it purports to cover, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest in the oil and gas mineral fee estate therein covered by said Lease bears to the entire and undivided oil and gas mineral fee estate therein; (iii) the Reserved Override shall be treated, computed, calculated and paid or delivered to the reserving Party in a same manner and under the same terms and conditions as the royalties reserved to the lessors under the Leases; and (iv) the Parties shall have the right and power at any time and from time to time to pool or unitize the Leases and the Lands, or any portion thereof, with other leases and land into voluntary units or into units established by any governmental authority having jurisdiction; and, if the Leases or the Lands, or any portion thereof, are so pooled or unitized, then the Reserved Override insofar as it relates to said Leases and said Lands shall be reduced in the proportion that the acreage burdened by said Reserved Override bears to the total acreage included within the pooled or unitized area.

“Special Warranty” means a warranty of title whereby the assignor agrees to warrant and forever defend the title of the assignee against all defects, encumbrances, liens, security interests and Claims created by, through or under the assignor, but not otherwise; provided that the assignee shall, to the extent permitted by applicable law, be subrogated to the assignor’s rights in and to prior warranties of title and covenants and shall assign to assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that assignor is entitled to enforce.

“Working Interest” means the lessee’s interest under a Lease, being the right to operate such lease (including the right to drill and produce oil, gas and other minerals thereunder) and the obligation to bear the cost of such operations.

1.2           Miscellaneous.  In this Agreement, unless the context or an express provision otherwise requires:

(a)           Headings and underlining are for convenience only and shall not affect the interpretation of this Agreement.

(b)           Words importing the singular include the plural and vice versa, unless the context otherwise requires.

(c)           All references to Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise; the words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; and the phrases “this Article,” “this Section” and “this Subsection” and similar phrases refer only to the Article, Section or Subsection hereof in which the phrase occurs.

(d)           All Schedules and Exhibits attached to or referred in this Agreement are incorporated into this Agreement for all purposes.  Reference to this “Agreement” includes all Schedules and Exhibits to this Agreement.

(e)           Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.

(f)           The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.”

(g)           In the event an ambiguity or question of intent or interpretation under this Agreement arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party as a result of the authorship or drafting of any provision of this Agreement.

(i)           The term “to the best knowledge” of a Party shall mean, wherever used in this Agreement, the actual knowledge of any officer, senior manager or member of that Party.

ARTICLE II
CLOSING

2.1           Assignment.  Concurrently with the execution of this Agreement, the Parties shall execute and deliver the Assignment, pursuant to which each Party shall assign, cross-assign and convey that portion of its interests in the Project Area such that (a) each Party shall own 33 1/3% of the collective interests of the Parties in the Project Area, (b) each of AEE and BSO shall own an undivided 50% of the AEE Reserved Override, and (c) each of AEE and BSO shall own an undivided 50% of the BSO Reserved Override; provided that the Assignment shall not convey the Americana Leases or the Reserved Assets, except as provided in subsections (b) and (c) of this Section 2.1; provided further, that the Assignment shall not convey the Blackfeet Leases, which shall be conveyed pursuant to Article VII.

2.2           Operating Agreement.  Concurrently with the execution of this Agreement, the Parties shall execute and deliver the Operating Agreement.  In the event of conflict between the provisions of this Agreement and the Operating Agreement, the provisions of the Operating Agreement shall control.

2.3           Affidavit of Non-Foreign Status.  Concurrently with the execution of this Agreement, each Party shall deliver to each other party an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code of 1986, as amended.

ARTICLE III
AREA OF MUTUAL INTEREST

3.1           Rights in AMI.  An area of mutual interest covering the Project Area is hereby established (“AMI”), effective as of the Effective Date, and depicted on Exhibit A.  The term of the AMI shall be for a period of five (5) years commencing the Effective Date (the “AMI Term”).  If either AEE (or any of its Affiliates), BSO (or any of its Affiliates) or FXP (or any of its Affiliates) (any such party, an “Acquiring Party”), acquires or agrees to acquire any Oil and Gas Interests (other than the BSO Leases) within the AMI (“Acquired Interests”) during the AMI Term, such Acquiring Party shall offer the other Parties (the “Non-Acquiring Parties”) their respective AMI Share (as defined in Section 3.2) of the Acquired Interests.  If any transaction contains Oil and Gas Interests that are both within and outside of the AMI, only Oil and Gas Interests subject to the transaction that are within the AMI shall be Acquired Interests and the purchase price for the Acquired Interests shall be the percentage of the total purchase price for the transaction equal to the percentage of the total Oil and Gas Interests acquired that are within the AMI, on a net acre basis.

3.2           AMI Share.  Each Party shall have a 33 1/3% interest (the “AMI Share”) in any Acquired Interest for which all Parties have elected to participate.

3.3           Notice of Acquisition.  Within twenty (20) days after an Acquiring Party acquires or agrees to acquire the Acquired Interests, the Acquiring Party shall provide the Non-Acquiring Parties with written notice thereof (a “Notice of Acquisition”).  Simultaneous with such written notice, the Acquiring Party also shall make available in its offices, during normal business hours, to the Non-Acquiring Parties for their examination all information in the possession of the Acquiring Party regarding such Acquired Interests located within the Project Area, including acquisition and brokerages costs and expenses (“Acquisition Costs”), and all title, brokerage, surveying, geological, and geophysical information and data.

3.4           Election to Acquire Interests.  Within twenty (20) days after receipt of a Notice of Acquisition from the Acquiring Party, each Non-Acquiring Party shall notify the Acquiring Party in writing (a “Notice of Election”) whether or not it elects to exercise its option to acquire its AMI Share of such Acquired Interests.  Any such election must be as to all of the Acquired Interests.  If a Non-Acquiring Party (a) notifies the Acquiring Party that it elects not to acquire its AMI Share of such Acquired Interests, or (b) fails to so notify the Acquiring Party in writing within said 20-day period as to whether or not it elects to acquire its AMI Share of such Acquired Interests, then it shall be deemed that such Non-Acquiring Party elected not to exercise its option to participate in such Acquired Interests.

3.5           Assignments.

(a)           If both Non-Acquiring Parties elect to acquire their AMI Share of the Acquired Interests pursuant to Section 3.4, the Acquiring Party shall, within thirty (30) days after receipt of the second Notice of Election, execute and deliver to each Non-Acquiring Party an assignment transferring and assigning to each Non-Acquiring Party its AMI Share in such Acquired Interests.  Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any applicable Material Contracts and any other contracts binding on such Acquired Interests, if any.  Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.

(b)           If any Non-Acquiring Party elects not to acquire an Acquired Interest, or is deemed to have elected not to acquire an Acquired Interest, such Acquired Interest shall be excluded from the terms of this Agreement and the terms of the Operating Agreement, and each of the Acquiring Party and the Non-Acquiring Party, if any, that elected to acquire such Acquired Interest shall own such Acquired Interest in equal percentages.  Within thirty (30) days after any Non-Acquiring Party electing not to acquire an Acquired Interest, or being deemed to have elected not to acquire an Acquired Interest, the Acquiring Party shall execute and deliver to each Non-Acquiring Party that did elect to acquire such Acquired Interest an assignment transferring and assigning to each such Non-Acquiring Party its AMI Share, proportionately increased to account for the absence of any Non-Acquiring Party that elected not to acquire such Acquired Interest, in such Acquired Interest. Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any applicable Material Contracts and any other contracts binding on such Acquired Interests, if any.  Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.

3.6           No Reservations.  Assignments of Oil and Gas Interests by an Acquiring Party to a Non-Acquiring Party shall be made without reservation to the assignor of any overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, but shall be subject to all applicable contracts and agreements burdening the Acquired Interests immediately before the Acquiring Party acquired such Acquired Interests and, if applicable, the Material Contracts and any other contracts binding on such Acquired Interests, if any.

3.7           Compliance by Affiliates.  Each Party shall use its best efforts to have its Affiliates comply with the provisions of this Article III; and each Party shall indemnify the other Parties for any failure by its Affiliates to so comply.

3.8           Elections.  Prior to making assignments to a Non-Acquiring Party, the Acquiring Party (after consultation with the Non-Acquiring Parties) shall be entitled to make all elections with respect to the Acquired Interests, including whether to participate, or not to participate, in any proposed operation, and shall pay all costs and expenses associated therewith (for which the Acquiring Party shall be reimbursed by the Non-Acquiring Parties as provided in Section 3.5).

ARTICLE IV
RESERVATIONS; REPRESENTATION OF INTERESTS

4.1           Reservations.  All assignments of Oil and Gas Interests pursuant to Article II shall be made without any additional reservation by the assigning Party of overriding royalty, net profits interest, production payment or any other similar burdens or encumbrances, other than those shown of record on the Effective Date, and, (a) with respect to the AEE Leases, the AEE Reserved Override, (b) with respect to the BSO Leases, the BSO Reserved Override, and (c) with respect to the FXP Leases, the FXP Reserved Override.

4.2           Represented Interests.  Each Party represents and warrants that, in all material respects: (a) the Oil and Gas Interests currently owned by such Party in the Project Area are set forth and described in Schedule I; (b) such party owns the Working Interest in the net acres (shown under column heading “Net Acres”) set forth in Schedule I and the net revenue interest (under column heading “NRI”) related thereto as shown in Schedule I; (c) the Oil and Gas Interests described in Schedule I entitle such Party to receive a decimal or percentage share of the oil, gas and other hydrocarbons produced from, or allocated to, such Oil and Gas Interests equal to not materially less than the decimal or percentage share set forth for such interest in Schedule I; (d) the Oil and Gas Interests described in Schedule I obligate such Party to bear a decimal or percentage share of the cost of operation of such Oil and Gas Interests equal to not materially more than the decimal or percentage share set forth in Schedule I without a corresponding increase in the net revenue interest; (e) the above-described shares of production (clause (c) hereof) which such Party is entitled to receive, and shares of expenses (clause (d) hereof) which such Party is obligated to bear are not and will not be subject to change in any material respect (other than changes that arise pursuant to non-consent provisions of operating agreements in connection with operations hereafter proposed), except, and only to the extent that, such changes are reflected in Schedule I or in the Material Contracts; and (f) such Party will be able to convey to the other Parties record title to the undivided interests in the Leases (other than the Blackfeet Leases) owned by such Party in accordance with the terms and conditions of this Agreement. The representations and warranties set forth in this Section 4.2 shall survive for a period of one (1) year after the execution of this Agreement.

ARTICLE V
PROJECT AREA OPERATIONS

5.1           Operating Agreement.  Concurrently with the execution of this Agreement, each Party shall execute and deliver the Operating Agreement.

5.2           Governing Agreements.  Except as otherwise expressly set forth herein, the development and maintenance of the Project Area, as between the Parties, shall be governed by this Agreement, the Leases, the Operating Agreement, and the Material Contracts.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties by BSO.  Without limitation of any other representations, warranties and covenants in this Agreement, BSO represents and warrants to the other Parties that, as of the Effective Date:

(a)           BSO is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Montana.

(b)           BSO has the limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)           Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary limited liability company action on the part of BSO, (ii) will not violate or constitute a default under any agreement or instrument by which BSO or the BSO Leases are bound; and (iii) will not, to the best knowledge of BSO, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which BSO or the BSO Leases are bound.

(d)           This Agreement is a binding obligation of BSO, enforceable against BSO according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)           No suit, claim, demand, or investigation is pending or, to the best knowledge of BSO, threatened, against BSO that would impair BSO’s title to the BSO Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of BSO, threatened against BSO.

(f)           To the best knowledge of BSO, BSO is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the BSO Leases.

(g)           There are no material agreements binding on BSO relating to the BSO Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided to the other Parties.

(h)           BSO has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the BSO Leases that is still outstanding.  BSO has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured.  The BSO Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the BSO Leases, and all bonus, rentals, royalties and other payments under the BSO Leases that have become due and payable have been properly and timely paid.

(i)           None of the BSO Leases are subject to any preferential rights to purchase.

(j)           No portion of the BSO Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)           Other than the BSO Reserved Override, neither BSO nor any Person acting at BSO’s direction has assigned away or encumbered any of BSO’s interest in any of the BSO Leases.

(l)           To the best knowledge of BSO, BSO has provided the other Parties with access to all material information in its possession concerning BSO’s Oil and Gas Interests in the Project Area that would be necessary to make the representations made by BSO in this Section 6.1 not misleading.

6.2           Representations and Warranties by FXP.  Without limitation of any other representations, warranties and covenants in this Agreement, FXP represents and warrants to the other Parties that, as of the Effective Date:

(a)           FXP is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation in Montana.

(b)           FXP has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)           Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary corporate action on the part of FXP, (ii) will not violate or constitute a default under any agreement or instrument by which FXP or the FXP Leases are bound; and (iii) will not, to the best knowledge of FXP, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which FXP or the FXP Leases are bound.

(d)           This Agreement is a binding obligation of FXP, enforceable against FXP according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)           No suit, claim, demand, or investigation is pending or, to the best knowledge of FXP, threatened, against FXP that would impair FXP’s title to the FXP Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of FXP, threatened against FXP.

(f)           To the best knowledge of FXP, FXP is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the FXP Leases.

(g)           There are no material agreements binding on FXP relating to the FXP Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided to the Parties.

(h)           FXP has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the FXP Leases that is still outstanding.  FXP has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured.  The FXP Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the FXP Leases, and all bonus, rentals, royalties and other payments under the FXP Leases that have become due and payable have been properly and timely paid.

(i)           None of the FXP Leases are subject to any preferential rights to purchase.

(j)           No portion of the FXP Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)           Other than the FXP Reserved Override, neither FXP nor any Person acting at FXP’s direction has assigned away or encumbered any of FXP’s interest in any of the FXP Leases.

(l)           To the best knowledge of FXP, FXP has provided the Parties with access to all material information in its possession concerning FXP’s Oil and Gas Interests in the Project Area that would be necessary to make the representations made by FXP in this Section 6.2 not misleading.

6.3           Representations and Warranties by AEE.  Without limitation of any other representations, warranties and covenants in this Agreement, AEE represents and warrants to the other Parties that, as of the Effective Date:

(a)           AEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation in Montana.

(b)           AEE has the corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c)           Execution and delivery of this Agreement, consummation of the transactions contemplated by this Agreement, and performance of all obligations under this Agreement (i) have been authorized by all necessary corporate action on the part of AEE, (ii) will not violate or constitute a default under any agreement or instrument by which AEE is bound, and (iii) will not, to the best knowledge of AEE, violate or constitute a default under any judgment, order, decree, law, rule or regulation by which AEE is bound.

(d)           This Agreement is a binding obligation of AEE enforceable against AEE according to its terms, subject to laws and equitable principles affecting the rights of creditors generally.

(e)           No suit, claim, demand, or investigation is pending or, to the best knowledge of AEE, threatened, against AEE that would impair AEE’s title to the AEE Leases or its interests in the Project Area or adversely affect the value, operation, or development thereof.  There are no bankruptcy or reorganization proceedings pending or, to the best knowledge of AEE, threatened against AEE.

(f)           To the best knowledge of AEE, AEE is not in breach of any obligation, or would be in breach with the passage of time or the giving of notice, that might adversely affect to a material extent the ownership, operation or value of the AEE Leases.

(g)           There are no material agreements binding on AEE relating to the AEE Leases or any of the Project Area, or any wells located or to be located thereon, except for the Material Contracts which have been provided the Parties.

(h)           AEE has not received a written notice of any request or demand for payments, adjustments of payments or performance pursuant to obligations under the AEE Leases that is still outstanding.  AEE has not received a written notice of default with respect to the payment or calculation of rentals that has not been cured.  The AEE Leases are in full force and effect, are valid and subsisting, cover the entire estates they purport to cover and, except as previously disclosed in writing to the Parties, contain no express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the AEE Leases, and all bonus, rentals, royalties and other payments under the AEE Leases that have become due and payable have been properly and timely paid.

(i)            None of the AEE Leases are subject to any preferential rights to purchase.

(j)            No portion of the AEE Leases or any wells thereon or anticipated to be drilled thereon, (i) has been contributed to or is currently held by a tax partnership, (ii) is subject to any form of agreement deemed by any state or federal law, rule or regulation to be or to have created a tax partnership, or (iii) otherwise constitutes “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code) of a tax partnership.

(k)           Other than the AEE Reserved Override, neither AEE nor any Person acting at AEE’s direction has assigned away or encumbered any of AEE’s interest in any of the AEE Leases.

(l)            To the best knowledge of AEE, AEE has provided the Parties with access to all material information that would be necessary for AEE to disclose to make the representations made by AEE in this Section 6.3 not misleading.

6.4           Broker’s Fees.  Each Party represents and warrants to the others that it has not incurred any liability for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement.  Each Party agrees to indemnify, defend and hold the others and their related persons harmless from and against any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying Party, and to bear the cost of attorneys’ fees and expenses incurred in defending against any such claim.

ARTICLE VII
COVENANTS

7.1           Sales and Use Taxes and Recording.  The Parties believe that any assignment of Oil and Gas Interests granted under this Agreement will be exempt from all transfer, sales, and use taxes.  If any such assignment is not exempt, each Party shall pay its Proportionate Share of all applicable transfer, sales, and use taxes occasioned thereby.  In addition, each Party shall pay its Proportionate Share of all documentary, filing, and recording fees required in connection with the filing and recording of any assignment made pursuant to the terms of this Agreement.

7.2           Blackfeet Leases.

(a)           FXP shall use its best efforts to obtain, as soon as possible and in no event later than September 1, 2011, consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases to AEE and BSO pursuant to the terms of this Agreement.

(b)           Immediately upon receipt of consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases, FXP shall execute, acknowledge and deliver to each of AEE and BSO an assignment, bill of sale and conveyance, which assignments shall (i) convey to each of AEE and BSO an undivided 33 1/3% of the Blackfeet Leases, (ii) contain a Special Warranty, and (iii) reserve and except the FXP Reserved Assets.

(c)           In the event that FXP is unable to obtain consent from the Blackfeet Tribe to the assignment of the Blackfeet Leases on or prior to September 1, 2011, the Parties shall work together in good faith to enter into a contractual arrangement regarding the ownership of the Blackfeet Leases that is consistent with the terms of this Agreement.  If the Parties cannot agree upon such an arrangement by September 30, 2011, the dispute shall be sent to arbitration pursuant to Section 9.6.

7.3           Post-Closing Amounts.

(a)           On or prior to July 1, 2011, each Party shall deliver the Post-Closing Amounts as set forth in Part 1 of Schedule III by wire transfer pursuant to the wire instructions set forth in Part 2 of Schedule III, which Post-Closing Amounts represent each Party’s allocated share of all costs, including acquisition costs and Property Expenses, incurred by any Party in connection with the Leases and Project Area during the period between the Effective Date and the execution of this Agreement; provided that, for purposes of this Section 7.3, FXP shall be deemed to have acquired the FXP Leases after the Effective Date for a purchase price of $60.00 per net mineral acre.

(b)           Each Party hereby acknowledges and agrees that prior to the date hereof it has been provided all necessary supporting information related to the Post-Closing Amounts.

7.4           Americana Leases Reserved Override.  FXP shall, upon written request by AEE and BSO, execute, acknowledge and deliver to each of AEE and BSO an assignment, bill of sale and conveyance, which assignments shall (i) convey to each of AEE and BSO an undivided 50% of a Reserved Override burdening all of FXP’s right, title and interest in the Americana Leases (ii) contain a Special Warranty.

7.5           Further Assurances.  The Parties agree to execute, acknowledge and deliver, or cause to be executed, acknowledge and delivered, such instruments and take other action as may be necessary or advisable to carry out the intent and purposes of this Agreement.

ARTICLE VIII
CONFIDENTIALITY

8.1           Confidential Information.  A Party shall not disclose to any Person information concerning the content of this Agreement, or any information of the other Party or its business and affairs that is disclosed or otherwise acquired as a consequence of this Agreement (collectively, “Confidential Information”), provided that a Party may disclose Confidential Information if:

(a)           such disclosure is to:

 (i)             a Party’s, or its Affiliate’s, officers, managers, agents, employees or legal, technical or financial consultants who have a bona fide need to have access thereto to carry on the purposes of this Agreement and who have been advised of, and have agreed to be bound by, the restrictions on disclosure and use contained herein,

 (ii)            a lender, a potential lender, an investor or a potential investor in a Party who agrees in writing enforceable by the Parties to keep the same confidential in accordance with the terms of this Agreement, or

 (iii)           a prospective purchaser of all or a portion of a Party’s interest in the Project Area, who have a bona fide need to know the same for the purposes of evaluating the Project Area and who agree in writing enforceable by the Parties to keep the same confidential in accordance with the terms of this Agreement;

(b)           such disclosure is required to comply with any applicable law or order, provided that the Party disclosing the Confidential Information must first notify and consult with the other Party before making any such disclosure and, in making such disclosure, such Party shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including obtaining protective orders;

(c)           the other Party has given its prior written consent to the disclosure; or

(d)           such disclosure is required for the purposes of a Party lawfully exercising its rights pursuant to this Agreement.

“Confidential Information” shall not include information that can be shown by written means to be in the public domain prior to disclosure to the other Party or that lawfully enters the public domain through no violation of this Agreement.

8.2           Use of Confidential Information.  Without the prior consent of the Parties, a Party may use the Confidential Information only for the purposes of this Agreement and not for any other purpose.

8.3           Term.  The restrictions on disclosure and use of the Confidential Information contained in Sections 8.1 and 8.2 of this Agreement shall terminate 1 year after the termination of the AMI; provided, the restrictions on such disclosure and use shall not terminate with respect to any portion of the Confidential Information that constitutes “trade secrets” under applicable law for so long as such Confidential Information constitutes trade secrets; and, provided further, that any such termination shall not terminate the other rights, duties and obligations contained in this Agreement and shall not restrict or otherwise limit any cause of action or claim arising from a breach of or failure to perform any duty or obligation under Sections 8.1 and 8.2 prior to such termination. Nothing contained herein shall limit the Parties’ rights, duties, obligations, powers and remedies under the Uniform Trade Secrets Act.

8.4           Publicity.  No public announcement with regard to this Agreement shall be made without the consent of the Parties, which consent shall not be unreasonably withheld; provided, however, that a Party may make a public announcement without the consent of the other Party when it believes in good faith that it is legally obligated to do so, including as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange or listing agency.  In any event, the Party that wishes to make the public announcement must first provide an advance copy of such announcement to the other Party, who shall be provided a reasonable time to provide comment thereto prior to the release of such announcement to the public.  As used in the previous sentence, “a reasonable time” shall be no less than 2 Business Days, unless the announcing Party is legally obligated to make such announcement sooner, in which case the other Party shall be allowed a reasonable time under the circumstances.  A Party’s failure to respond within such applicable reasonable time period shall be deemed as the consent of such Party to the proposed announcement.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.  All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by commercial overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

To AEE:                American Eagle Energy Inc.
 27 North 27th Street, Suite 21G
 Billings, Montana 59101
 Phone: (406) 294-9765
 Fax: (406) 294-9766
 Attn: Richard Findley

To BSO:                Big Sky Operating LLC
 P.O. Box 1996
 Billings, Montana 59103
 Phone: (406) 248-4928
 Fax: (406) 248-9325
 Attn: Charles Robinson

To FXP:                FX Producing Company, Inc.
 P.O. Box 449
 Shelby, Montana 59474
 Phone: (406) 337-2050
 Fax: (406) 337-2061
 Attn: Andy Pierce

A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the first Business Day following its deposit with a nationally recognized commercial overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day). Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth.

9.2           Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred them.

9.3           Amendment.  The provisions of this Agreement may be altered, amended or waived only by a written agreement executed by all Parties.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

9.4           Assignment.  No Party may assign its rights, or delegate its duties prior to termination without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided that any assignee must assume the assignor’s obligations and liabilities under this Agreement, and expressly agree to the terms of this Agreement.  Any Party may assign its Oil and Gas Interests in the Project Area without the consent of the other Parties, subject however to the Operating Agreement and any requirements contained therein.  After any such assignment, the assigning Party shall continue to remain obligated under this Agreement to the extent any provision hereof survives termination of this Agreement, including the obligations under Article III.

9.5           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same agreement.  Execution of this Agreement by the Parties may be evidenced by facsimile or other electronic signatures with original signature pages to follow in due course.

9.6           Disputes.  Any dispute arising out of, relating to, or in connection with this Agreement, or the breach thereof, shall be finally settled through binding arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules (including the Large, Complex Case Procedures) (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any Party may commence an arbitration by delivering to the other Parties written notice (the “Arbitration Demand”), which shall set forth in reasonable detail the basis of the dispute and include supporting documentation.  The Parties shall use their reasonable efforts in good faith to agree upon a single arbitrator to resolve the dispute.  If the Parties are unable to agree upon a mutually-acceptable arbitrator on or before twenty (20) days after delivery of the Arbitration Demand, then the AAA shall select an arbitrator.  Any arbitrator appointed hereunder shall be neutral and independent of the Parties, shall not have been an officer, director, employee or attorney of any of the Parties or any of their Affiliates, and shall have at least ten (10) years experience in the oil and gas industry and formal education in accounting, petroleum engineering or law.  The arbitration shall take place in Denver, Colorado.  The hearing shall be commenced on or before one-hundred twenty days (120 days) after the selection of the arbitrator(s).  The Parties and the arbitrator shall proceed diligently and in good faith so that the arbitration award shall be entered promptly.  The decision of the arbitrator shall be final, binding and non-appealable.  The substantially prevailing Party, as determined by the arbitrator, shall recover its reasonable, costs, expenses and attorneys’ fees, as well as it share of the AAA’s and arbitrator’s fees, from the opposing Party or Parties.

9.7           Governing Law.  Without regard to principles of conflicts of law, this Agreement, and the transactions contemplated herein, shall be construed and enforced in accordance with and governed by the laws of the State of Montana.

9.8           Entire Agreement.  This Agreement represents the entire understanding between the Parties concerning the subject matter of this Agreement.  This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written, concerning the subject matter of this Agreement, including any and all letters or expressions of intent between the Parties.

9.9           Parties in Interest.  This Agreement is binding upon and shall inure to the benefit of the Parties and, except where prohibited, their successors, legal representatives and assigns.  Unless expressly stated to the contrary, no other Person is intended to have any benefits, rights or remedies under this Agreement.

9.10         Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

9.11         Relationship of the Parties.  With respect to each Party’s performance of any activities or operations described or contemplated to be performed pursuant to this Agreement, such Party shall be responsible for performing such activities or operations as an independent contractor and neither the other Parties nor anyone contracted or employed by such other Parties shall hold themselves out to be, or be deemed for any purpose to be, the agent, servant or representative of the performing Party in the performance of such operations or any part thereof, and such other Party shall have no direction or control of the performing Party or its employees and agents except in the results to be obtained. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the Parties liable as partners, co-venturers or principals.

9.12         Limitation of Remedies.  No Party shall be liable to the other Parties for consequential, incidental, punitive, exemplary, special or indirect damages arising from the performance of this Agreement.  Save in the event of fraud, no right of rescission shall be available to any Party by reason of any provision of this Agreement or of any breach thereof.  The Parties intend that the limitations under this Section 9.12 imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including, the negligence or strict liability of any party, whether such negligence be sole, joint or concurrent, or active or passive.

As evidence of the agreement set forth herein, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

AMERICAN EAGLE ENERGY INC.

By: /s/ Richard L. Findley
Name: Richard L. Findley
Title: President

BIG SKY OPERATING LLC

By: /s/ W. Milton Cox
Name: W. Milton Cox
Title: Manager

FX PRODUCING COMPANY, INC.

By: /s/ Andy Pierce
Name: Andy Pierce
Title: Secretary

[Signature Page to Participation Agreement]

EXHIBIT A

PROJECT AREA AND AMI OUTLINE

Township 29 North through Township 37 North; Range 1 West through Range 10 West; and Township 29 North through Township 37 North; Range 1 East through Range 5 East.

Excluding and Excepting:

Township 31 North through Township 23 North; Range 2 East through Range 3 East; and the South 1/2 of Township 35 North; Range 2 East through Range 3 East.

A-1

EXHIBIT B

FORM OF

ASSIGNMENT, CROSS-ASSIGNMENT, BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, CROSS-ASSIGNMENT, BILL OF SALE AND CONVEYANCE (this “Assignment”), dated effective February 1, 2011 at 7:00 a.m. local time where the Assets are located (the “Effective Time”), is among AMERICAN EAGLE ENERGY INC., a Nevada corporation (“AEE”), BIG SKY OPERATING LLC, a Montana limited liability company (“BSO”), and FX PRODUCING COMPANY, INC., a Nevada corporation (“FXP”).  AEE, BSO and FXP may be referred to individually as a “Party,” and collectively as the “Parties.”

For $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (i) each Party hereby sells, assigns, transfers, grants, bargains and conveys to the other Parties an undivided interest in all of such Party’s right, title and interest in and to the Assets, as defined below, such that, after giving effect to such assignment, each Party shall own an undivided 33 1/3% of the Assets; (ii) AEE hereby sells, assigns, transfers, grants, bargains and conveys to BSO an undivided 50% interest in the AEE Reserved Override; and (iii) BSO hereby sells, assigns, transfers, grants, bargains and conveys to AEE an undivided 50% interest in the BSO Reserved Override.

The following real and personal property interests are collectively referred to as the “Assets”:

1.               The leasehold estates created by the oil and gas leases described in Exhibit A (the “Leases”), insofar and only insofar as the Leases cover and relate to the lands described in Exhibit A (the “Lands”); and

2.               Copies of all files, records and data relating to the properties and interests described above (the “Records”);

AEE reserves and excepts from the provisions of this Assignment the AEE Reserved Override, which shall not be part of the Assets.

BSO reserves and excepts from the provisions of this Assignment the BSO Reserved Override, which shall not be part of the Assets.

FXP reserves and excepts from the provisions of this Assignment the following, which shall not be part of the Assets: (i) the FXP Reserved Override; and (ii) any Leases being assigned by FXP insofar and only insofar as they relate to depths from the surface of the earth to the stratigraphic equivalent of 3,332 feet below the surface of the earth as found in the 27-W5 Well (API 25-035-05388), located in Section 11 of T. 32 N., R. 6 W., 6th P.M.

“AEE Reserved Override” means a Reserved Override reserved by AEE from the Leases set forth in Part 1 of Exhibit “A”.

“BSO Reserved Override” means a Reserved Override reserved by BSO from the Leases set forth in Part 2 of Exhibit “A”.

“FXP Reserved Override” means a Reserved Override reserved by FXP from the Leases set forth in Part 3 of Exhibit “A”.

“Reserved Override” means an overriding royalty interest, reserved on the Effective Date, in all oil, gas and related hydrocarbons produced, saved and sold from the Lands under and pursuant to the Leases equal to the difference between 20% and the Existing Burdens with respect to all oil, gas and related hydrocarbons produced saved and sold from all depths under and pursuant to the Leases, and if the Existing Burdens equal or exceed 20%, such Reserved Override shall be zero; provided that (i) if the interest of a Party in the leasehold estate created by any Lease is less than the entire leasehold estate in any tract (or formation or zone) of Land covered by said Lease, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest of such Party in that leasehold estate bears to the entire leasehold estate; (ii) if any Lease does not cover the entire oil and gas mineral fee estate in and under any tract (or formation or zone) of Land that it purports to cover, then the Reserved Override in that tract (or formation or zone) of Land shall be reduced in the proportion that the interest in the oil and gas mineral fee estate therein covered by said Lease bears to the entire and undivided oil and gas mineral fee estate therein; (iii) the Reserved Override shall be treated, computed, calculated and paid or delivered to the reserving Party in a same manner and under the same terms and conditions as the royalties reserved to the lessors under the Leases; and (iv) the Parties shall have the right and power at any time and from time to time to pool or unitize the Leases and the Lands, or any portion thereof, with other leases and land into voluntary units or into units established by any governmental authority having jurisdiction; and, if the Leases or the Lands, or any portion thereof, are so pooled or unitized, then the Reserved Override insofar as it relates to said Leases and said Lands shall be reduced in the proportion that the acreage burdened by said Reserved Override bears to the total acreage included within the pooled or unitized area.

“Existing Burdens” means all existing and valid non-cost bearing burdens in effect as of the Effective Time affecting the Leases including the landowner’s or lessor’s royalty, overriding royalties, net profits interests, production payments, and any other charges or existing non-cost bearing burdens of a similar nature applicable thereto, but excluding the AEE Reserved Override, the BSO Reserved Override and the FXP Reserved Override.

TO HAVE AND TO HOLD (i) the Assets unto each assignee Party and its successors and assigns forever; (ii) an undivided 50% of the AEE Reserved Override to BSO and its successors and assigns forever; and (iii) an undivided 50% of the BSO Reserved Override to AEE and its successors and assigns forever.

This Assignment is made subject to the following terms and conditions:

(A)           Each Party, for itself and its successors and assigns, represents, warrants and agrees to and with each other Party, its successors and assigns, that the Assets delivered by it pursuant to this Assignment are free and clear of all liens, encumbrances, burdens and defects of title arising by, through or under the assigning Party, but not otherwise, and the assigning Party and its successors and assigns shall warrant and forever defend the title of each other Party and its successors and assigns to the Assets delivered by the assigning Party against all persons claiming or to claim an interest therein by, through or under the assigning Party, but not otherwise.

(B)           To the extent permitted by law, each Assignee shall be subrogated to each Assignor’s rights in and to representations, warranties and covenants given with respect to the Assets such Assignor is assigning.  Each Assignor hereby grants and transfers to each Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that such Assignor is entitled to enforce with respect to the Assets assigned by such Assignor.

(C)           Separate assignments of the interests assigned by this Assignment may be executed on officially approved forms by each Party, in sufficient counterparts to satisfy applicable statutory and regulatory requirements.  Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment.  The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

(D)           The provisions hereof shall be binding upon the Parties, their respective heirs, legal representatives, successors and assigns, and shall be deemed to be covenants running with the above described lands and leasehold estate.

(E)           This Assignment may be executed in several counterparts and all of such counterparts together shall constitute one and the same instrument.

EXECUTED on the dates contained in the acknowledgments of this Assignment, to be effective for all purposes as of the Effective Time.

AMERICAN EAGLE ENERGY INC.

By: /s/ Richard L. Findley
Name: Richard L. Findley
Title: President

BIG SKY OPERATING LLC

By: /s/ W. Milton Cox
Name: William Milton Cox
Title: Manager

FX PRODUCING COMPANY, INC.

By: /s/ Andy Pierce
Name: Andrew W. Pierce
Title: Secretary

ACKNOWLEDGMENTS

STATE OF	MONTANA	)
) ss.
COUNTY OF	YELLOWSTONE	)

The foregoing instrument was acknowledged before me this 29th day of April, 2011, by Richard L. Findley, as President of American Eagle Energy Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires: 07-14-12
/s/ Sue Larson
Notary Public
Name:	Sue Larson
Address:	2016 Cook Avenue, Billings, MT 59102
(Seal)

STATE OF	TENNESSEE	)
) ss.
COUNTY OF	SHELBY	)

The foregoing instrument was acknowledged before me this 29th day of April, 2011, by William M. Cox as Manager of Big Sky Operating LLC, a Montana limited liability company.

Witness my hand and official seal.

My commission expires: October 10, 2012
/s/ Joyce A. Young
Notary Public
Name:	Joyce A. Young
Address:	3455 Fox Hunt, Memphis, TN 38115
(Seal)

STATE OF	UTAH	)
) ss.
COUNTY OF	SALT LAKE	)

The foregoing instrument was acknowledged before me this 29 day of April, 2011, by Andrew W. Pierce as Secretary of FX Producing Company, Inc., a Nevada corporation.

Witness my hand and official seal.

My commission expires: Aug. 4, 2014
/s/ Karin Brockbank Warner
Notary Public
Name:	Karin Brockbank Warner
Address:	2346 W 13145 S, Riverton, UT 84065
(Seal)

EXHIBIT “A”
LEASES AND LANDS

Part 1: AEE Leases
Part 2: BSO Leases
Part 3: FXP Leases

EXHIBIT “C”
Attached to and made a part of that certain Participation Agreement dated as of April __, 2011, among
American Eagle Energy Inc., Big Sky Operating LLC and FX Producing Company, Inc.

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

	,	2011	,
		year
OPERATOR

CONTRACT AREA	See Exhibit “A”

COUNTY OF			, STATE OF	Montana

                                                              COPYRIGHT 1989 – ALL RIGHTS RESERVED
                                                              AMERICAN ASSOCIATION OF PETROLEUM
                                                              LANDMEN, 4100 FOSSIL CREEK BLVD.
                                                              FORT WORTH, TEXAS, 76137, APPROVED FORM.

               A.A.P.L. NO. 610 – 1989

TABLE OF CONTENTS

Article	Title

I.	DEFINITIONS
II.	EXHIBITS
III.	INTERESTS OF PARTIES
A. OIL AND GAS INTERESTS:
B. INTERESTS OF PARTIES IN COSTS AND PRODUCTION:
C. SUBSEQUENTLY CREATED INTERESTS:
IV.	TITLES
A. TITLE EXAMINATION:
B. LOSS
3. Other Losses
V.	OPERATOR
A. DESIGNATION AND RESPONSIBILITIES OF OPERATOR:
B. RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:
1. Resignation or Removal of Operator
2. Selection of Successor Operator
3. Effect of Bankruptcy
C. EMPLOYEES AND CONTRACTORS:
D. RIGHTS AND DUTIES OF OPERATOR:
1. Competitive Rates and Use of Affiliates
2. Discharge of Joint Account Obligations
3. Protection from Liens
4. Custody of Funds
5. Access to Contract Area and Records
6. Filing and Furnishing Governmental Reports
7. Drilling and Testing Operations
8. Cost Estimates
9. Insurance
VI.	DRILLING AND DEVELOPMENT
B. SUBSEQUENT OPERATIONS:
1. Proposed Operations
2. Operations by Less Than All Parties
3. Stand-By Costs
4. Deepening
5. Sidetracking
6. Order of Preference of Operations
7. Conformity to Spacing Pattern
8. Paying Wells
C. COMPLETION OF WELLS; REWORKING AND PLUGGING BACK:
1. Completion
2. Rework, Recomplete or Plug Back
D. OTHER OPERATIONS:
E. ABANDONMENT OF WELLS:
1. Abandonment of Dry Holes
2. Abandonment of Wells That Have Produced
3. Abandonment of Non-Consent Operations
F. TERMINATION OF OPERATIONS:
G. TAKING PRODUCTION IN KIND:
(Option 1) Gas Balancing Agreement
(Option 2) No Gas Balancing Agreement
VII.	EXPENDITURES AND LIABILITY OF PARTIES
A. LIABILITY OF PARTIES:
B. LIENS AND SECURITY INTERESTS:

C. ADVANCES:
D. DEFAULTS AND REMEDIES:
1. Suspension of Rights
2. Suit for Damages
3. Deemed Non-Consent
4. Advance Payment
5. Costs and Attorneys’ Fees
E. RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:
F. TAXES:
VIII.	ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST
A. SURRENDER OF LEASES:
B. RENEWAL OR EXTENSION OF LEASES:
C. ACREAGE OR CASH CONTRIBUTIONS:
D. ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:
E. WAIVER OF RIGHTS TO PARTITION:
IX.	INTERNAL REVENUE CODE ELECTION
X.	CLAIMS AND LAWSUITS
XI.	FORCE MAJEURE
XII.	NOTICES
XIII.	TERM OF AGREEMENT
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS
A. LAWS, REGULATIONS AND ORDERS:
B. GOVERNING LAW:
C. REGULATORY AGENCIES:
XV.	MISCELLANEOUS
A. EXECUTION:
B. SUCCESSORS AND ASSIGNS:
C. COUNTERPARTS:
D. SEVERABILITY
XVI.	OTHER PROVISIONS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between FX Drilling, Inc., a Nevada corporation, hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A.            The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B.            The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C.            The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement.  Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D.            The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E.            The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F.             The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.  If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G.            The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H.            The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I.              The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J.              The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

K.            The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L.             The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M.            The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N.             The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O.             The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P.             The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q.             The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R.             The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

X	A.	Exhibit “A,” shall include the following information:
(1) Description of lands subject to this agreement,
(2) Restrictions, if any, as to depths, formations, or substances,
(3) Parties to agreement with addresses and telephone numbers for notice purposes,
(4) Percentages or fractional interests of parties to this agreement,
(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,
(6) Burdens on production.

X	C.	Exhibit “C,” Accounting Procedure.

X	D.	Exhibit “D,” Insurance.

X	F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.

If any provision of any exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A.           Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit “B,” and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B.           Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.”  In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, 80% and shall indemnify, defend and hold the other parties free from any liability therefor.  Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden.  However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C.           Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.”  Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party’s Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor.  Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party.  If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of  said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or  parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.
TITLES

A.           Title Examination:   Drilling Unit

Title examination shall be made on the  of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well.  The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases.  Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge.  All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause title to be examined by attorneys on its staff or by outside attorneys.  Copies of all title opinions shall be furnished to each Drilling Party.  Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party.  Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder.  This shall not prevent any party from appearing on its own behalf at such hearings.  Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”

               Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B.           Loss

3.             Other Losses: All losses of title to the Leases or Interests committed to this agreement shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.”  This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended.  There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

ARTICLE V.
OPERATOR

A.           Designation and Responsibilities of Operator:

FX Drilling, Inc., shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement.  In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement.  Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.           Resignation or Removal of Operator and Selection of Successor:

1.             Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators.  If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an  operation then being conducted, within forty-eight (48) hours of its receipt of the notice.  For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date.  Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator.  A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2.             Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties.  The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected.  The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned.  The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator.  Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3.             Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.  If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in  possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor.  During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.”  In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C.           Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D.           Rights and Duties of Operator:

1.             Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area.  If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.  All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2.             Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.”  Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3.             Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts  of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4.             Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the  Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until  used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B.  Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided.  Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5.             Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto.  Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account.  Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information.  Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6.             Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder.  Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7.             Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a)            Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b)           Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c)           Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8.             Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement.  Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9.             Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.”  Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof.  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

B.           Subsequent Operations:

1.           Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of  producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written  notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation.  The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to  Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays.  Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation.  Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case  may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of  the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or  acceptance.  If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made.  Those parties that did not participate in the drilling of a well for which a proposal to Deepen or  Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2.             Operations by Less Than All Parties:

(a)            Determination of Participation.  If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the  proposed operation and complete it with due diligence.  Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work.  The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party.  Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.  Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of  Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take.  Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal.  Failure to advise the proposing party within the time required shall be deemed an election under (i).  In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a  total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays).  The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period.  If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b)           Relinquishment of Interest for Non-Participation.  The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.  Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.  If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties.  If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties.  Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the  Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1.  Option No. 2, all of such Non-Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate.  Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i)            300% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other  provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii)           500% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a).  If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.

(c)           Reworking, Recompleting or Plugging Back.  An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount.  Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount.  Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 500% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein.  If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d)           Recoupment Matters.  During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings.  Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month.  In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests.  Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day  following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well.  Thereafter, such Non-Consenting Party shall be charged with and  shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.

3.             Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening  operation just completed.  Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period.  If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4.             Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”).  Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties).  Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2.  If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a)           If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the  sole account of Consenting Parties.

(b)           If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well.  The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well.  The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.”  If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5.             Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a)            If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b)           If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above.  Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

6.             Order of Preference of Operations.  Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal.  Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals.  Any party not electing within the time required shall be deemed not to have voted.  The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail.  Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location).  Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.             Conformity to Spacing Pattern.  Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8.             Paying Wells.  No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C.           Completion of Wells; Reworking and Plugging Back:

1.             Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement.  Consent to the drilling, Deepening or Sidetracking shall include:

☒	Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

2.             Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement.  Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D.           Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion  are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties.  If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand Dollars ($50,000).  Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the  amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles).  Operator shall deliver such proposal to all parties entitled to participate therein.  If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 100% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E.           Abandonment of Wells:

1.             Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties.  Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment.  All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well.  Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and  abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well.  The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and  restoring the surface, for which the abandoning parties shall remain proportionately liable.

2.             Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been  conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties.  If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto.  Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal.  If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the  applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties.  Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost.  Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production.  If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B.”  The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located.  The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees.  There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article.  Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well.  Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3.             Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F.           Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 100% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the  provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G.           Taking Production in Kind:

☒           Option No. 2: No Gas Balancing Agreement:

 Each party shall have the right to take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost.  Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party.  Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

 Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

 If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party.  Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period.  Any purchase or sale by Operator of any other party’s share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

 Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement.  The sale or delivery by Operator of a non-taking party’s share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract.  No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used.  Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

 All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements.  Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES

A.           Liability of Parties:

The liability of the parties shall be several, not joint or collective.  Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area.  Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder.  It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals.  In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B.           Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder.  Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the  foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder.  Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party.  All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B.  as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code.  The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof.  In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas.  All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties.  The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed.  In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable  manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder.  Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C.           Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof.  Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.  Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received.  If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid.  Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.           Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable.  For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1.             Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.  If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement.  If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately.  The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to  receive proceeds of production from any well subject to this agreement.

2.             Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto.  Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3.             Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the  defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a  well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made.  If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default.  Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4.             Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may  be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of  the previous default.  Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made.  If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement.  Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5.             Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E.           Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense.  In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties.  Any party may request, and shall be entitled to receive, proper evidence of all such payments.  In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so.  In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F            Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent.  Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator.  If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction.  If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest.  Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination.  During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty.  When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.           Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto.  Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute consent to the surrender of the Leases described in the notice.  If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender.  If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B.”  Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article.  The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage.  The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface.  If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit.  If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties.  If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B.           Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease.  The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area.  Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease.  The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein.  Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this  agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C.           Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation.  If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well.  Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement.  Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area.  The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.           Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1.               the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2.               an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the  instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee.  No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to  bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of  the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.           Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the  parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder.  Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761.  Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election.  No such party shall give any notices or take any other action inconsistent with the election made hereby.  If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.  In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000) and if the payment is in complete settlement of such claim or suit.  If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator.  All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be the joint expense of the parties participating in the operation from which the claim or suit arises.  If a claim is made against any party or if any party issued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the  party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the  continuance of the force majeure.  The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.  The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.”  All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice.  The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received.  “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party.  The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period.  Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.  If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☒
Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in  force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A.           Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.           Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.

C.           Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence.  Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of  production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A.           Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area.  Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations.  In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination.  In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest.  In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B.           Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C.           Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.           Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.
OTHER PROVISIONS

16.1       Priority.  In the event of conflict between the provisions of this Article XVI. and any other provision of this Agreement or its Exhibits, the provisions of this Article XVI. shall control.

16.2       Area of Mutual Interest.

(a)            Rights in AMI.  An area of mutual interest covering the Contract Area is hereby established (“AMI”), effective as of the date of this Agreement.  The term of the AMI shall be for a period of five (5) years commencing on the date of this Agreement (the “AMI Term”).  If any Party or its Affiliates (any such party, an “Acquiring Party”), acquires or agrees to acquire any Oil and Gas Interests within the AMI (“Acquired Interests”) during the AMI Term, such Acquiring Party shall offer the other Parties (the “Non-Acquiring Parties”) their respective AMI Share of the Acquired Interests.  If any transaction contains Oil and Gas Interests that are both within and outside of the AMI, only Oil and Gas Interests subject to the transaction that are within the AMI shall be Acquired Interests and the purchase price for the Acquired Interests shall be the percentage of the total purchase price for the transaction equal to the percentage of the total Oil and Gas Interests acquired that are within the AMI, on a net acre basis.

(b)            AMI Share.  Each Party shall have an interest equal to its percentage interest in the Contract Area (the “AMI Share”) in any Acquired Interest for which all Parties have elected to participate.

(c)            Notice of Acquisition.  Within twenty (20) days after an Acquiring Party acquires or agrees to acquire the Acquired Interests, the Acquiring Party shall provide the Non-Acquiring Parties with written notice thereof (a “Notice of Acquisition”).  Simultaneous with such written notice, the Acquiring Party also shall make available in its offices, during normal business hours, to the Non-Acquiring Parties for their examination all information in the possession of the Acquiring Party regarding such Acquired Interests located within the Contract Area, including acquisition and brokerages costs and expenses (“Acquisition Costs”), and all title, brokerage, surveying, geological, and geophysical information and data.

(d)            Election to Acquire Interests.  Within twenty (20) days after receipt of a Notice of Acquisition from the Acquiring Party, each Non-Acquiring Party shall notify the Acquiring Party in writing (a “Notice of Election”) whether or not it elects to exercise its option to acquire its AMI Share of such Acquired Interests.  Any such election must be as to all of the Acquired Interests.  If a Non-Acquiring Party (a) notifies the Acquiring Party that it elects not to acquire its AMI Share of such Acquired Interests, or (b) fails to so notify the Acquiring Party in writing within said 20-day period as to whether or not it elects to acquire its AMI Share of such Acquired Interests, then it shall be deemed that such Non-Acquiring Party elected not to exercise its option to participate in such Acquired Interests.

(e)            Assignments.

 (i)             If all Non-Acquiring Parties elect to acquire their AMI Share of the Acquired Interests pursuant to Article XVI.2., the Acquiring Party shall, within thirty (30) days after receipt of the final Notice of Election, execute and deliver to each Non-Acquiring Party an assignment transferring and assigning to each Non-Acquiring Party its AMI Share in such Acquired Interests.  Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any contracts binding on such Acquired Interests, if any.  Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.  “Special Warranty” means a warranty of title whereby the assignor agrees to warrant and forever defend the title of the assignee against all defects, encumbrances, liens, security interests and claims created by, through or under the assignor, but not otherwise; provided that the assignee shall, to the extent permitted by applicable law, be subrogated to the assignor’s rights in and to prior warranties of title and covenants and shall assign to assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants, representations and warranties, if any, that assignor is entitled to enforce.

  (ii)           If any Non-Acquiring Party elects not to acquire an Acquired Interest, or is deemed to have elected not to acquire an Acquired Interest (a “Non-Electing Party”), such Acquired Interest shall be excluded from the terms of this Agreement, and each of the Acquiring Party and the Non-Acquiring Parties, if any, that elected to acquire such Acquired Interest shall own such Acquired Interest in percentages equal to their AMI Shares, proportionately increased to account for the absence of any Non-Acquiring Party that elected not to acquire such Acquired Interest, in such Acquired Interests. Within thirty (30) days after any Non-Acquiring Party electing not to acquire an Acquired Interest, or being deemed to have elected not to acquire an Acquired Interest, the Acquiring Party shall execute and deliver to each Non-Acquiring Party that did elect to acquire such Acquired Interest an assignment transferring and assigning to each such Non-Acquiring Party its AMI Share, proportionately increased to account for the absence of any Non-Acquiring Party that elected not to acquire such Acquired Interest, in such Acquired Interests. Any such assignments shall be effective as of the date the Acquired Interests are effectively acquired by the Acquiring Party, shall contain a Special Warranty and shall be subject to any contracts binding on such Acquired Interests, if any.  Simultaneous with the receipt of such assignment, each such Non-Acquiring Party shall pay or reimburse, as appropriate, the Acquiring Party for such Non-Acquiring Party’s pro rata share of the Acquisition Costs attributable to the Acquired Interests assigned to such Non-Acquiring Party.

(f)           No Reservations.  Assignments of Oil and Gas Interests by an Acquiring Party to a Non-Acquiring Party shall be made without reservation to the assignor of any overriding royalty, net profits interest, production payment or any other similar burden or encumbrance, but shall be subject to all applicable contracts and agreements burdening the Acquired Interests immediately before the Acquiring Party acquired such Acquired Interests and any other contracts binding on such Acquired Interests, if any.

(g)           Compliance by Affiliates.  Each Party shall use its best efforts to have its Affiliates comply with the provisions of this Article XVI.2.; and each Party shall indemnify the other Parties for any failure by its Affiliates to so comply.

(h)           Elections.  Prior to making assignments to a Non-Acquiring Party, the Acquiring Party (after consultation with the Non-Acquiring Parties) shall be entitled to make all elections with respect to the Acquired Interests, including whether to participate, or not to participate, in any proposed operation, and shall pay all costs and expenses associated therewith (for which the Acquiring Party shall be reimbursed by the Non-Acquiring Parties as provided in this Article XVI.2.).

16.3       Priority of Operations.  If at any time there is more than one operation proposed in connection with any well subject to this Agreement, then unless all Consenting Parties otherwise agree on the sequence of such operations, such proposals shall be considered and disposed of in the following order of priority:

(a)           Proposals to do additional testing, coring or logging.

(b)           Proposals to attempt a completion in the objective zone.

(c)           Proposals to plug back and attempt completions in shallower zones, in ascending order.

(d)           Proposals to deepen the well, in descending order.

(e)           Proposals to sidetrack the well.

With respect to any single well, no Party may propose conducting any new operation on such well (i) while there is pending a prior proposal for any operation with respect to such well until that proposal is withdrawn or until the operation contemplated thereby has been completed, or (ii) while any operation is in progress on such well.

16.4       Relinquished Lands.  If, due to a relinquishment pursuant to this Article XVI., any Oil and Gas Interests are owned by less than all the Parties, such Oil and Gas Interests shall be deemed subject to an operating agreement in the form of this Agreement, modified to reflect the interests of the Parties thereto.

16.5       Non-Drilling Operations.  Notwithstanding any provision hereof to the contrary, should any Party to this Agreement propose the acquisition, construction, or operation of gathering line(s), disposal well(s), or other production, transportation or marketing facilities to serve, in whole or in part, the Contract Area (a “Non-Drilling Operation”), then such Party shall deliver written notice thereof to all other Parties providing each such Party with the estimated costs and terms of such Non-Drilling Operation.  Each non-proposing Party shall have the option, for a period of thirty (30) days from its receipt of such notice, to elect to participate in the Non-Drilling Operation for the same undivided interest as set forth on Exhibit “A.”  If any Party elects not to participate in the Non-Drilling Operation, then such Party shall have no interest in such facility and shall be subject to such fees for use of the facility as may be charged by the owner(s) thereof that are reasonable for the area.  Any Party who elects to participate in the Non-Drilling Operation shall be obligated to pay its proportionate share of the costs of the Non-Drilling Operation in accordance with Article VII.  Any Party who elects to participate in the Non-Drilling Operation and who pays its share of the cost thereof shall own that undivided interest in any and all facilities constructed pursuant to the Non-Drilling Operation.

16.6       Reworking of Existing Wells.  To clarify the intent of Article VI.C.2., the Operator shall not perform reworking operations or other remedial work on any well then producing in paying quantities without the consent of all Parties owning an interest in such well excluding any Non-Consenting Party whose relinquished interest has not yet reverted to it.

16.7       Seismic.  If any Party to this Agreement conducts seismic operations on the Contract Area, that Party shall offer all the other Parties their proportionate share and interest in the seismic operations, subject to the other Parties paying their proportionate share of such cost of the seismic operations.  Any Party electing not to participate in the seismic operations, shall have no access to the seismic operations and resulting data.

16.8       Disputes.  If any Party shall institute proceedings to enforce its rights under this Agreement, the prevailing Party in such proceedings (as determined by the tribunal) shall be entitled to recover its costs and expenses (including attorneys’ fees and costs) incurred by it in addition to any other award or relief to which such Party may be determined to be entitled.

16.9       Confidentiality.  Each Party entitled to information obtained hereunder (“Confidential Information”) may use such information for its sole benefit.  The Parties shall take such measures with respect to operations and internal security as are appropriate in the circumstances to keep confidential from third parties all such Confidential Information.  No Confidential Information may be disclosed except:

(a)            when and to the extent required by applicable law;

(b)            to an Affiliate, provided such Affiliate shall be deemed to have agreed to be bound by the within confidentiality obligations and the disclosing Party shall be liable for any loss occasioned as a result of the failure of such Affiliate to maintain such Confidential Information confidential;

(c)            to a third party in the context of a permitted assignment hereunder, provided a binding covenant is obtained from such third party prior to disclosure confirming that none of such Confidential Information shall be disclosed by it to any other third party; and

(d)            to the technical, financial or other professional consultants of such Party which require such Confidential Information to provide their services to such Party or to a bank or other financial institution from which such Party is attempting to obtain financing, provided a binding covenant is obtained from such consultant or financer prior to disclosure confirming that none of such Confidential Information shall be disclosed by it to any other third party or used for any purposes other than advising or providing financing to such Party.

These confidentiality obligations shall not extend to information to the extent it is in the public domain, provided that specific items of information shall not be considered to be in the public domain merely because more general information is in the public domain.  Any Party that otherwise ceases to be bound by the provisions of this Agreement shall nevertheless remain bound by these confidentiality obligations until and to the extent such Confidential Information is in the public domain.

16.10     Operation by Affiliate of Operator; Transfer of Operations.

(a)            FX Drilling, Inc. (“FXD”) and any successor Operator shall have the right to designate one of its Affiliates to act as the Operator notwithstanding that such Affiliate may not own an interest in the Contract Area.  An “Affiliate” of any person or entity shall mean any person or entity that directly or indirectly, controls, or is controlled by or is under common control with, such person or entity.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

(b)            The Parties acknowledge that FXD does not have an interest in the Contract Area.  The provision in Article V.B.1. that the Operator shall be deemed to have resigned as operator if it no longer owns an interest in the Contract Area shall not apply to FXD so long as (i) FXD is controlled by FX Producing, Inc. and (ii) FX Producing, Inc. owns oil and gas interests in the Contract Area.

16.11     Advanced Payment for Drilling and Completion Costs.  In addition to the rights and obligations contained in Article VII.C. of this Agreement, when the operations contemplated hereunder involve the drilling or Completion of a well, Operator, at its election, shall have the right from time to time to demand and receive from each Non-Operator that has elected to participate in the drilling or Completion of the well, as applicable, full payment in advance for such Non-Operator’s share of the estimated dry hole costs (in the case of drilling) or the estimated Completion costs (in the case of a Completion attempt) for the well as set forth in the AFE for the well. In the case of drilling operations, each Non-Operator shall pay to Operator its share of the applicable estimated dry hole costs within the earlier of (i) fifteen (15) days after the time allotted for Parties to elect to participate in accordance with Article VI.B.1. has expired and (ii) five (5) days after such date if operations are scheduled to commence within fifteen (15) days after such date.  In the case of a Completion attempt, such advance payment shall be made prior to the commencement of the Completion attempt.  If such well or Completion attempt is not commenced within the time allotted in Article VI.B.1., such advanced funds shall be returned to the Party advancing such funds.  Payment of an advance shall in no event relieve Non-Operator of its obligation to pay its share of the actual cost of an operation as provided for herein, and when the actual costs have been determined, Operator shall adjust the accounts of the Parties by refunding any net amounts due to or invoicing the Non-Operator for additional amounts owing, which additional amounts shall be paid in accordance with Exhibit “C” hereto.

16.12     Operator Discretion to Agree to Pay Royalties; Indemnification.  To the extent Operator agrees or undertakes, in its sole and absolute discretion, to make any payment with respect to any royalty, overriding royalty, production payment or other burden on any Non-Operator’s share of production from the Contract Area, Operator is making such payment solely for administrative convenience at the request of such Non-Operator and in no event shall Operator be considered to have assumed any liability or obligation to the owner of such royalty, overriding royalty, production payment or other burden, whether through making such payment or otherwise. Each Non-Operator shall be responsible for all burdens on its share of production and shall indemnify, defend and hold Operator harmless from any and all claims asserting or alleging that Operator has any liability therefore.  The provisions of this Article XVI.12. shall survive the termination of this Agreement.

16.13     Lease Maintenance and Obligation Operations.  In addition to the Non-Consent penalties that may be applicable and set out elsewhere herein, if any proposed operation is required to (i) continue an Oil and Gas Lease(s) or portions thereof in force and effect; or (ii) earn or preserve the right to earn a leasehold interest owned by a third party pursuant to a written agreement therewith which would otherwise expire in the absence of such operations, each Non-Consenting Party to such operation shall be deemed to have relinquished to the Consenting Parties and Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, an assignment of all of such Non-Consenting Party’s right, title and interest in and to the Oil and Gas Lease(s) or agreement(s), or portions thereof, which would terminate or not be earned or perpetuated in the absence of such operation. Non-Consenting Parties will promptly assign to Participating Parties the interests described above, with a Special Warranty.  Any assignment made under the terms of this Article XVI.13. will be made effective the date such obligation operation commenced.  For purposes of this Article XVI.13., operations will be deemed necessary to maintain a lease in force and effect if proposed within the last twelve (12) months of the primary term of a lease or at any time prior to earning an interest in a lease or leases under a farmout or other similar agreement from a third party.  Notwithstanding the foregoing, this Article XVI.13 shall not apply to any Exploratory Well.

16.14     Consultants.  It is contemplated that Operator may from time to time employ temporary employees or consultants to accomplish certain operations; and notwithstanding anything to the contrary in this Agreement or any exhibit hereto, charges for the following items shall not be considered within the category of administrative overhead and shall be borne by the joint account: all outside fees for land, legal, geological, geophysical, engineering, drafting and reproduction services and all out of pocket costs and expenses as incurred in connection with the maintenance of the leasehold, preparation and presentation of evidence and exhibits and handling of applications to and hearing before any and all governmental agencies or regulatory bodies.  The effect of this provision shall not be to allow for billing of costs related to the conduct of internal routine monthly responsibilities of the Operator.

16.15     Filings by Operator; Appointment as Attorney-In-Fact.  To the extent permitted by law, each Non-Operator hereby designates Operator as its agent and attorney-in-fact in connection with all filings and applications, reports, notices, etc., required by each and every federal and state regulatory body, commission or agency having regulatory jurisdiction over the Oil or Gas produced from the Contract Area; provided, that all Parties agree to indemnify and hold harmless Operator from any loss risk, cost and expense resulting from Operator’s making such filings in their behalf and each Party agrees to bear and be responsible for its share of any refund obligation that may become due in the event any such governmental body should determine that prices received in the sale of Oil or Gas exceed the maximum price permitted by law. Nothing contained in this Agreement shall be construed to create any fiduciary relationship between Operator and Non-Operators.  Any Party may participate in any such proceeding on its own behalf and at its own cost.

16.16     Operator as Representative.  Except where Operator or any of its Affiliates may be an adverse party with respect to any Non-Operator, or any of Non-Operator’s Affiliates, Operator shall have the authority to act as the representative of all Parties hereto in all hearings and proceedings before administrative bodies concerning the Contract Area and all costs and expenses incurred by Operator directly or by retention of outside personnel in participating in any such hearings or proceedings shall be proper charges against the joint account, provided that nothing contained herein shall prohibit any of the Parties other than Operator from participating in any such hearings or proceedings in his or its own behalf and at his or its own cost and expense. Operator shall at all times consult freely with all other Parties concerning the operations being or to be conducted on the Contract Area and shall permit any Party hereto to discuss any litigation or hearing before any administrative body affecting the Contract Area or the production therefrom.

16.17     Sale, Transfer or Disposition of Interest.

(a)            No sale, transfer or other disposition of any Oil and Gas Leases covered by this Agreement shall be effective as to Operator or the other Parties hereto until the first day of the month following the month in which (i) Operator receives a copy of the instrument evidencing such sale, transfer or other disposition (the effective date of such transfer being the “JOA Transfer Effective Date”), and (ii) the assignee of such interest has, by instrument satisfactory to Operator, expressly agreed to observe, perform and be bound by all of the covenants, terms and conditions of this Agreement and has expressly assumed all of the obligations and liabilities of its assignee with respect to operations and activities conducted under this Agreement from and after the JOA Transfer Effective Date. Prior to the JOA Transfer Effective Date, neither Operator nor any other Party shall be required to recognize such sale, transfer or other disposition for any purpose but may continue to deal exclusively with the assigning Party in all matters under this Agreement including, without limitation, billings.  Notwithstanding that the assignee shall personally assume all obligations and liabilities of its assignee only with respect to operations and activities conducted under this Agreement from and after the JOA Transfer Effective Date (including operations proposed or approved prior to the JOA Transfer Effective Date but not conducted until after such date), the transferred interests shall nevertheless continue to be subject to the first priority liens and security interests granted under Article VII.B. that secure all obligations and liabilities of the owners of the transferred interests, whether such obligations and liabilities arose prior to, on or after the JOA Transfer Effective Date (including the liabilities and obligations of assignor and its predecessors in interest).

(b)            No sale, transfer or other disposition of an interest subject to this Agreement shall relieve the assigning a Party of any of its obligations or liabilities (i) that arose prior to the JOA Transfer Effective Date, (ii) that are attributable to events occurring, or operations or activities conducted under this Agreement, prior to the JOA Transfer Effective Date, or (iii) that are attributable to any operation in which the assigning Party elected to participate in or agreed or consented to prior to the JOA Transfer Effective Date (including, without limitation, the drilling, testing, completing and equipping, reworking, recompleting, sidetracking, deepening, plugging back, or plugging and abandoning of a well even though such operation is performed after the JOA Transfer Effective Date). Operator will not be required to recognize any sale, transfer or other disposition of an interest until all billings with respect to such interest have been paid in full.

16.18     Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one agreement.  This Agreement shall be binding upon all of the Parties executing a counterpart hereof.  This Agreement shall be effective and binding among the Parties who execute it, notwithstanding that one or more of the persons listed as Non-Operators on the signature page of this Agreement does not execute this Agreement.

16.19     Covenants Running With the Land.  This Agreement and the terms, conditions and covenants herein shall be deemed to be covenants running with the Contract Area, and a burden upon each Party’s interest in the Contract Area, for the benefit of the other Parties’ interests in the Contract Area.

16.20     Exploratory Wells.

(a)            If, pursuant to Article VI.B.2. any Party elects, or is deemed to elect, not to participate in the initial drilling of an Exploratory Well, the provisions of Article VI.B.2(b) shall not apply, and the Non-Consenting Party shall (i) forfeit all of its right, title and interest in the Prospect Area containing such Exploratory Well, and (ii) promptly execute and deliver to each Consenting Party an assignment transferring and assigning to such Consenting Party its Consenting Party Share.  Any such assignments shall be effective as of the date the Non-Consenting Party’s election not to participate in the Exploratory Well and shall contain a Special Warranty.

(b)            An “Exploratory Well” is any new well proposed by a Party pursuant to the terms of this Agreement that is located in a Prospect Area in which, at the time of the proposal, there is no commercial production of Oil or Gas from the objective zone for such well.

(c)            A “Prospect Area” is an area equal to the larger of (i) an area containing the spacing unit in which a well is proposed to be drilled and the nine (9) contiguous spacing units surrounding the spacing unit in which the well is proposed to be drilled, and (ii) the quarter-section in which a well is proposed to be drilled and the nine (9) contiguous quarter-sections surrounding the quarter-section in which the well is proposed to be drilled.

(d)            A Consenting Party’s “Consenting Party Share” shall be such Consenting Party’s ownership share of the Prospect Area proportionately increased to account for the absence of Non-Consenting Party.

(e)            Except as set forth in Article XVI.22., all operations under this Agreement other than the drilling of an Exploratory Well or a Required Well shall be subject to the provisions of Article VI.B.2(b).

16.21     Operations Advisory Committee Guidance.

a)             An Operations Advisory Committee (“OAC”) shall be formed by the Parties within ten (10) days after the execution of this Agreement by all Parties.  The OAC shall consist of one representative from each Party, and American Eagle Energy Inc., shall be the initial Chairman.  The OAC will meet at such times as determined by the Parties in order to permit the Parties to consult freely with each other regarding the planning and preparation of the development of the Contract Area.  The OAC meetings may be telephonic.

(b)            The OAC shall have an advisory role only and no decisions or determinations by the OAC shall in any way alter the Parties rights set forth elsewhere in this Agreement.

16.22     Plan of Development.  Notwithstanding any provisions to the contrary set forth elsewhere in this Agreement, the initial development of the Contract Area shall be conducted as follows:

(a)            The first two wells proposed to be drilled pursuant to the terms of this Agreement (the “Initial Wells”) shall be Exploratory Wells.

(b)           For a period of eighteen (18) months commencing on the date of this Agreement no Party may propose: (i) conducting any new Exploratory Well while there is pending a prior proposal for any Exploratory Well until that proposal is withdrawn or until the drilling of such Exploratory Well contemplated thereby has been commenced; and (ii) drilling or completing any well, including any Exploratory Well, while there are pending three prior proposals to drill or complete a well until one or more of such proposals has been withdrawn or until the drilling of one or more of such wells has been commenced or one or more of such wells has been completed.

(c)           If, pursuant to Article VI.B.2. any Party elects, or is deemed to elect, not to participate in the drilling of an Initial Well, such Party shall remain liable to the other Parties for all costs and expenses associated with the drilling of such Initial Well as if such Party had participated in the drilling of such Initial Well, notwithstanding the forfeiture of such Party’s interests in the Prospect Area pursuant to Article XVI.21.

IN WITNESS WHEREOF, this agreement shall be effective as of the ____ day of ______________.

ATTEST OR WITNESS:	OPERATOR

FX Drilling, Inc.

By:

Type or print name

Title:
Date
Tax ID or S.S. No.

NON-OPERATORS

American Eagle Energy, Inc.

By:

Type or print name

Title:
Date
Tax ID or S.S. No.

Blue Sky Operating LLC

By:

Type or print name

Title:
Date
Tax ID or S.S. No.

FX Producing Company, Inc.

By:

Type or print name

Title:
Date
Tax ID or S.S. No.

EXHIBIT “A”

[to come]

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)
COPAS 2005 Accounting Procedure Recommended by COPAS

EXHIBIT “C”
ACCOUNTING PROCEDURE
JOINT OPERATIONS

Attached to and made part of that certain Operating Agreement, dated as of ________ __, 2011 between FX Drilling, Inc., as Operator, and the Non Operators named therein.

I.  GENERAL PROVISIONS

IF THE PARTIES FAIL TO SELECT EITHER ONE OF COMPETING “ALTERNATIVE” PROVISIONS, OR SELECT ALL THE COMPETING “ALTERNATIVE” PROVISIONS, ALTERNATIVE 1 IN EACH SUCH INSTANCE SHALL BE DEEMED TO HAVE BEEN ADOPTED BY THE PARTIES AS A RESULT OF ANY SUCH OMISSION OR DUPLICATE NOTATION.

IN THE EVENT THAT ANY “OPTIONAL” PROVISION OF THIS ACCOUNTING PROCEDURE IS NOT ADOPTED BY THE PARTIES TO THE AGREEMENT BY A TYPED, PRINTED OR HANDWRITTEN INDICATION, SUCH PROVISION SHALL NOT FORM A PART OF THIS ACCOUNTING PROCEDURE, AND NO INFERENCE SHALL BE MADE CONCERNING THE INTENT OF THE PARTIES IN SUCH EVENT.

1.      DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person.  In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the operating agreement, farmout agreement, or other contract between the Parties to which this Accounting Procedure is attached.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Joint Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity.  First Level Supervision functions may include, but are not limited to:

•	Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling

•	Responsibility for day-to-day direct oversight of rig operations
•	Responsibility for day-to-day direct oversight of construction operations
•	Coordination of job priorities and approval of work procedures
•	Responsibility for optimal resource utilization (equipment, Materials, personnel)
•	Responsibility for meeting production and field operating expense targets
•	Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities
•	Responsibility for all emergency responses with field staff
•	Responsibility for implementing safety and environmental practices
•	Responsibility for field adherence to company policy
•	Responsibility for employment decisions and performance appraisals for field personnel
•	Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.

“Joint Account” means the account showing the charges paid and credits received in the conduct of the Joint Operations that are to be shared by the Parties, but does not include proceeds attributable to hydrocarbons and by-products produced under the Agreement.

“Joint Operations” means all operations necessary or proper for the exploration, appraisal, development, production, protection, maintenance, repair, abandonment, and restoration of the Joint Property.

“Joint Property” means the real and personal property subject to the Agreement.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

“Material” means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” means the Parties to the Agreement other than the Operator.

“Offshore Facilities” means platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

“Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the Joint Property when in direct conduct of Joint Operations.  The term “On-site” shall also include that portion of Offshore Facilities, Shore Base Facilities, fabrication yards, and staging areas from which Joint Operations are conducted, or other facilities that directly control equipment on the Joint Property, regardless of whether such facilities are owned by the Joint Account.

“Operator” means the Party designated pursuant to the Agreement to conduct the Joint Operations.

“Parties” means legal entities signatory to the Agreement or their successors and assigns.  Parties shall be referred to individually as “Party.”

“Participating Interest” means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

“Participating Party” means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

“Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

“Shore Base Facilities” means onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions serving the Joint Property.

“Supply Store” means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (Overhead).  Technical Services may be provided by the Operator, Operator’s Affiliate, Non-Operator, Non-Operator Affiliates, and/or third parties.

2.    STATEMENTS AND BILLINGS

The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month.  Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense.  Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications.  Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

The Operator may make available to Non-Operators any statements and bills required under Section I.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange, internet websites or other equivalent electronic media in lieu of paper copies.  The Operator shall provide the Non-Operators instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein.  A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator notifies the Non-Operator that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission.  Each Non-Operator individually shall elect to receive statements and billings electronically, if available from the Operator, or request paper copies.  Such election may be changed upon thirty (30) days prior written notice to the Operator.

3.    ADVANCES AND PAYMENTS BY THE PARTIES

A.
Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month’s operations within fifteen (15) days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later.  The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month.  If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month’s billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund.  The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B.
Except as provided below, each Party shall pay its proportionate share of all bills in full within fifteen (15) days of receipt date.  If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Wall Street Journal on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.  If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum.  Interest shall begin accruing on the first day of the month in which the payment was due.  Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed.  Notwithstanding the foregoing, the Non-Operator may reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to the extent such reduction is caused by:

(1)	being billed at an incorrect working interest or Participating Interest that is higher than such Non-Operator’s actual working interest or Participating Interest, as applicable; or
(2)	being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or
(3)
being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu.  Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator’s receipt of such written notice; or

(4)	charges outside the adjustment period, as provided in Section I.4 (Adjustments).

4.      ADJUSTMENTS

A.
Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twenty-four (24) months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto making a claim for adjustment.  The Operator shall provide a response to all written exceptions, whether or not contained in an audit report, within the time periods prescribed in Section I.5 (Expenditure Audits).

B.
All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twenty-four (24) month period following the end of the calendar year in which the original charge appeared or should have appeared on the Operator’s Joint Account statement or payout statement.  Adjustments that may be made beyond the twenty-four (24) month period are limited to adjustments resulting from the following:

(1)	a physical inventory of Controllable Material as provided for in Section V (Inventories of Controllable Material), or
(2)	an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or
(3)	a government/regulatory audit, or
(4)	a working interest ownership or Participating Interest adjustment.

5.     EXPENDITURE AUDITS

A.
A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account within the twenty-four (24) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4 (Adjustments).  Any Party that is subject to payout accounting under the Agreement shall have the right to audit the accounts and records of the Party responsible for preparing the payout statements, or of the Party furnishing information to the Party responsible for preparing payout statements.  Audits of payout accounts may include the volumes of hydrocarbons produced and saved and proceeds received for such hydrocarbons as they pertain to payout accounting required under the Agreement.  Unless otherwise provided in the Agreement, audits of a payout account shall be conducted within the twenty-four (24) month period following the end of the calendar year in which the payout statement was rendered.

Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner that will result in a minimum of inconvenience to the Operator.  The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator.  The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

The Non-Operator leading the audit (hereinafter “lead audit company”) shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I.4.A (Adjustments) above.  All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter “written exceptions”) shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operator continues to comply with the deadlines for resolving exceptions provided in this Accounting Procedure.  If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator’s waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section I.5.B or I.5.C.

B.
The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report.  Denied exceptions should be accompanied by a substantive response.  If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report.  Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

C.
The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company’s position or believes the lead audit company is not adequately fulfilling its duties.  Unless otherwise provided for in Section I.5.E, if the Operator fails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report.  Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

D.
If any Party fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating in the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable.  The meeting will require one month’s written notice to the Operator and all Non-Operators participating in the audit.  The meeting shall be held at the Operator’s office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues.  Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting.  The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself.  Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position.  A resolution meeting may be held as often as agreed to by the Parties.  Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

If the Agreement contains no dispute resolution procedures and the audit issues cannot be resolved by negotiation, the dispute shall be submitted to mediation.  In such event, promptly following one Party’s written request for mediation, the Parties to the dispute shall choose a mutually acceptable mediator and share the costs of mediation services equally.  The Parties shall each have present at the mediation at least one individual who has the authority to settle the dispute.  The Parties shall make reasonable efforts to ensure that the mediation commences within sixty (60) days of the date of the mediation request.  Notwithstanding the above, any Party may file a lawsuit or complaint (1) if the Parties are unable after reasonable efforts, to commence mediation within sixty (60) days of the date of the mediation request, (2) for statute of limitations reasons, or (3) to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment an injunction or other provisional relief is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action, the Parties shall continue to try to resolve the dispute by mediation.

E.
☐ (Optional Provision – Forfeiture Penalties)
If the Non-Operators fail to meet the deadline in Section I.5.C, any unresolved exceptions that were not addressed by the Non-Operators within one (1) year following receipt of the last substantive response of the Operator shall be deemed to have been withdrawn by the Non-Operators.  If the Operator fails to meet the deadlines in Section I.5.B or I.5.C, any unresolved exceptions that were not addressed by the Operator within one (1) year following receipt of the audit report or receipt of the last substantive response of the Non-Operators, whichever is later, shall be deemed to have been granted by the Operator and adjustments shall be made, without interest, to the Joint Account.

6.    APPROVAL BY PARTIES

A.      GENERAL MATTERS

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other Sections of this Accounting Procedure and if the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, the Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.  This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure.  This provision does not apply to amendments to this Accounting Procedure, which are covered by Section I.6.B.

B.      AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, this Accounting Procedure can be amended by an affirmative vote of two (2) or more Parties, one of which is the Operator, having a combined working interest of at least one hundred percent (100%), which approval shall be binding on all Parties, provided, however, approval of at least one (1) Non-Operator shall be required.

C.      AFFILIATES

For the purpose of administering the voting procedures of Sections I.6.A and I.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.  For the purposes of administering the voting procedures in Section I.6.A, if a Non-Operator is an Affiliate of the Operator, votes under Section I.6.A shall require the majority in interest of the Non-Operator(s) after excluding the interest of the Operator’s Affiliate.

II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

1.    RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2.    LABOR

A.	Salaries and wages, including incentive compensation programs as set forth in COPAS MFI-37 (“Chargeability of Incentive Compensation Programs”), for:

(1)	Operator’s field employees directly employed On-site in the conduct of Joint Operations,
(2)
Operator’s employees directly employed on Shore Base Facilities, Offshore Facilities, or other facilities serving the Joint Property if such costs are not charged under Section II.6 (Equipment and Facilities Furnished by Operator) or are not a function covered under Section III (Overhead),

(3)	Operator’s employees providing First Level Supervision,
(4)	Operator’s employees providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead),
(5)	Operator’s employees providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead).

Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category.

Charges for personnel chargeable under this Section II.2.A who are foreign nationals shall not exceed comparable compensation paid to an equivalent U.S. employee pursuant to this Section II.2, unless otherwise approved by the Parties pursuant to Section I.6.A (General Matters).

B.
Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Section II.2.A, excluding severance payments or other termination allowances.  Such costs under this Section II.2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Section II.2.A. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Joint Account under Sections II.2.A and B.

D.	Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E.
Reasonable relocation costs incurred in transferring to the Joint Property personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A.  Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party, or that are for the primary benefit of the Operator, shall not be chargeable to the Joint Account.  Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations, such as Alaska or overseas, shall not be charged to the Joint Account unless approved by the Parties pursuant to Section I.6.A (General Matters).

F.
Training costs as specified in COPAS MFI-35 (“Charging of Training Costs to the Joint Account”) for personnel whose salaries and wages are chargeable under Section II.2.A.  This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session.  The training cost shall be charged or allocated to the property or properties directly benefiting from the training.  The cost of the training course shall not exceed prevailing commercial rates, where such rates are available.

G.
Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Joint Account under Sections II.2.A and B based on the Operator’s actual cost not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

H.	Award payments to employees, in accordance with COPAS MFI-49 (“Awards to Employees and Contractors”) for personnel whose salaries and wages are chargeable under Section II.2.A.

3.    MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material Purchases, Transfers, and Dispositions).  Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations.  The accumulation of surplus stocks shall be avoided.

4.    TRANSPORTATION

A.	Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Joint Operations.

B.
Transportation of Material between the Joint Property and another property, or from the Operator’s warehouse or other storage point to the Joint Property, shall be charged to the receiving property using one of the methods listed below.  Transportation of Material from the Joint Property to the Operator’s warehouse or other storage point shall be paid for by the Joint Property using one of the methods listed below:

(1)           If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Joint Property.  The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property.  The Operator shall consistently apply the selected alternative.

(2)           If the actual trucking charge is greater than the Excluded Amount, the Operator shall charge Equalized Freight.  Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property and shall not be included when calculating the Equalized Freight.

5.    SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expense).  Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (Overhead).

6.     EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

A.
The Operator shall charge the Joint Account for use of Operator-owned equipment and facilities, including but not limited to production facilities, Shore Base Facilities, Offshore Facilities, and Field Offices, at rates commensurate with the costs of ownership and operation.  The cost of Field Offices shall be chargeable to the extent the Field Offices provide direct service to personnel who are chargeable pursuant to Section II.2.A (Labor).  Such rates may include labor, maintenance, repairs, other operating expense, insurance, taxes, depreciation using straight line depreciation method, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum; provided, however, depreciation shall not be charged when the equipment and facilities investment have been fully depreciated.  The rate may include an element of the estimated cost for abandonment, reclamation, and dismantlement.  Such rates shall not exceed the average commercial rates currently prevailing in the immediate area of the Joint Property.

B.
In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property, less twenty percent (20%).  If equipment and facilities are charged under this Section II.6.B, the Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.  For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

7.      AFFILIATES

A.
Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization from the Non-Operators may be made without the approval of the Parties provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total costs for such Affiliate’s goods and services billed to such individual project do not exceed $50,000.  If the total costs for an Affiliate’s goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

B.
For an Affiliate’s goods and/or services used in operations not requiring an AFE or other authorization from the Non-Operators, charges for such Affiliate’s goods and services shall require approval of the Parties, pursuant to Section I.6.A (General Matters), if the charges exceed $100,000 in a given calendar year.

C.
The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property, unless the Operator obtains the Non-Operators’ approval of such rates.  The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation; provided, however, documentation of commercial rates shall not be required if the Operator obtains Non-Operator approval of its Affiliate’s rates or charges prior to billing Non-Operators for such Affiliate’s goods and services.  Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

If the Parties fail to designate an amount in Sections II.7.A or II.7.B, in each instance the amount deemed adopted by the Parties as a result of such omission shall be the amount established as the Operator’s expenditure limitation in the Agreement.  If the Agreement does not contain an Operator’s expenditure limitation, the amount deemed adopted by the Parties as a result of such omission shall be zero dollars ($ 0.00).

8.    DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party’s or Parties’ gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.    LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, to the extent permitted under the Agreement.  Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including fees and expenses, are not chargeable unless approved by the Parties pursuant to Section I.6.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable to the extent permitted as a direct charge in the Agreement.

10.  TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to the Parties will be made in accordance with the tax value generated by each Party’s working interest.  Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Parties pursuant to Section I.6.A (General Matters).

Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account.  If the Non-Operator is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

11.  INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties.  If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker’s compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property.  In the case of offshore operations in federal waters, the manual rates of the adjacent state shall be used for personnel performing work On-site, and such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12.  COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including satellite, radio and microwave facilities, between the Joint Property and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”).  If the communications facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section II.6 (Equipment and Facilities Furnished by Operator).  If the communication facilities or systems serving the Joint Property are owned by the Operator’s Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property.  The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.  ECOLOGICAL, ENVIRONMENTAL, AND SAFETY

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities.  All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.  ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

15.  OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations.  Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

III. OVERHEAD

As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (Direct Charges), the Operator shall charge the Joint Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performed by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:

•	warehousing, other than for warehouses that are jointly owned under this Agreement
•	design and drafting (except when allowed as a direct charge under Sections II.13, III.1.A(ii), and III.2, Option B)
•	inventory costs not chargeable under Section V (Inventories of Controllable Material)
•	procurement
•	administration
•	accounting and auditing
•	gas dispatching and gas chart integration
•	human resources
•	management
•	supervision not directly charged under Section II.2 (Labor)
•	legal services not directly chargeable under Section II.9 (Legal Expense)
•	taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)
•
preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead functions.

1.    OVERHEAD—DRILLING AND PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either:

☒       (Alternative 1) Fixed Rate Basis, Section III.1.B.

A.       TECHNICAL SERVICES

(i)
Except as otherwise provided in Section II.13 (Ecological Environmental, and Safety) and Section III.2 (Overhead – Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:

☒	(Alternative 1 – Direct) shall be charged direct to the Joint Account.

(ii)
Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead – Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for Off-site Technical Services, including third party Technical Services:

☒	(Alternative 2 All Direct) shall be charged direct to the Joint Account.

Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates).  Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A, but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.        OVERHEAD—FIXED RATE BASIS

(1)	The Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate per month $6,000.00(prorated for less than a full month)

Producing Well Rate per month $600.00

(2)	Application of Overhead—Drilling Well Rate shall be as follows:

(a)
Charges for onshore drilling wells shall begin on the spud date and terminate on the date the drilling and/or completion equipment used on the well is released, whichever occurs later.  Charges for offshore and inland waters drilling wells shall begin on the date the drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location, or is released, whichever occurs first.  No charge shall be made during suspension of drilling and/or completion operations for fifteen (15) or more consecutive calendar days.

(b)
Charges for any well undergoing any type of workover, recompletion, and/or abandonment for a period of five (5) or more consecutive work–days shall be made at the Drilling Well Rate.  Such charges shall be applied for the period from date operations, with rig or other units used in operations, commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(3)	Application of Overhead—Producing Well Rate shall be as follows:

(a)
An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b)	Each active completion in a multi-completed well shall be considered as a one-well charge provided each completion is considered a separate well by the governing regulatory authority.

(c)
A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b).  This one-well charge shall be made whether or not the well has produced.

(d)
An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(e)	Any well not meeting the criteria set forth in Sections III.1.B.(3) (a), (b), (c), or (d) shall not qualify for a producing overhead charge.

(4)
The well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement.  The adjustment shall be computed by applying the adjustment factor most recently published by COPAS.  The adjusted rates shall be the initial or amended rates agreed to by the Parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”).

2.    OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s expenditure limit under the Agreement, or for any Catastrophe regardless of the amount.  If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.

Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.

Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster.  The overhead rate shall be applied to those costs necessary to restore the Joint Property to the equivalent condition that existed prior to the event.

A.	If the Operator absorbs the engineering, design and drafting costs related to the project:

 (1)           5% of total costs if such costs are less than $100,000; plus

 (2)           3% of total costs in excess of $100,000 but less than $1,000,000; plus

 (3)           2% of total costs in excess of $1,000,000.

B.	If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:

 (1)           5% of total costs if such costs are less than $100,000; plus

 (2)           3% of total costs in excess of $100,000 but less than $1,000,000; plus

 (3)           2% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project.  For the purpose of this paragraph, the component parts of a single Major Construction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded.  For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Non-Operator(s) in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic event shall be included.  Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries.  Expenditures that qualify for Major Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section III.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III.2 shall govern.

3.    AMENDMENT OF OVERHEAD RATES

The overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.6.B (Amendments).

IV.  MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions.  The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non-Operators, at the Operator’s option.  Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

1.    DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received.  The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct.  A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location.  Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase.  If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

2.     TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material.  Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer.  Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.

A.        PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer.  Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation.  When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (General Matters).  Transfers of new Material will be priced using one of the following pricing methods; provided, however, the Operator shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1)
Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a)
For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).

(b)
For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).

(2)	Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)	Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4)	As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.

B.       FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS).  If not using CEPS, transportation costs shall be calculated as follows:

(1)
Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MFI-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)
Transportation costs for special mill items shall be calculated from that mill's shipping point to the Railway Receiving Point.  For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used.  Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)	Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)
Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Joint Property are in addition to the foregoing, and may be charged to the Joint Account based on actual costs incurred.  All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.       TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System (CEPS) or the applicable tax rate in effect for the Joint Property at the time and place of transfer.  In either case, the Joint Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.

D.       CONDITION

(1)
Condition “A” – New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes).  Material transferred from the Joint Property that was not placed in service shall be credited as charged without gain or loss; provided, however, any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor.  New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (General Matters).  All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property.  The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer.  Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)
Condition “B” – Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)
Condition “C” – Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)
Condition “D” – Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material.  Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight.  Used casing, tubing, or drill pipe utilized as line pipe shall be priced at used line pipe prices.  Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe.  Upset tubular goods shall be priced on a non-upset basis.  For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Parties pursuant to Section 1.6.A (General Matters).

(5)	Condition “E” – Junk shall be priced at prevailing scrap value prices.

E.       OTHER PRICING PROVISIONS

(1)	Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services.  Documentation must be provided to the Non-Operators upon request to support the cost of service.  New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (Direct Purchases) or IV.2.A (Pricing), as applicable.  No charges or credits shall be made for used coating or wrapping.  Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2) Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged in accordance with the methods specified in COPAS MFI-38 (“Material Pricing Manual”).

3.    DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations.  The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator.  To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached.  If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

•
The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Parties owning such Material.

•	If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•	Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (Transfers).

•
Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement.  The Operator shall provide documentation supporting the classification of the Material as Condition C.

•	Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

4.    SPECIAL PRICING PROVISIONS

A.       PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property.  Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.        SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item.  If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher.  In no event shall the amount charged exceed the value of the item commensurate with its use.

C.       MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (Transfers).  Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

V.  INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Joint Account, with sufficient detail to perform physical inventories.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or receipt of Non-Operator inventory report.  Charges and credits for overages or shortages will be valued for the Joint Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.

1.    DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, “directed inventory”); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years.  Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory.  All Parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs.  The Operator is expected to exercise judgment in keeping expenses within reasonable limits.  Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory.  Expenses of directed inventories may include the following:

A.
A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (General Matters).  The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.	Actual transportation costs and Personal Expenses for the inventory team.

C.	Reasonable charges for report preparation and distribution to the Non-Operators.

2.    NON-DIRECTED INVENTORIES

A.        OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator’s discretion.  The expenses of conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B.        NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice.  The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.        SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (Directed Inventories).

Attached to and made a part of that certain Operating Agreement, dated as of _______________ __, 2011 between FX Drilling, Inc., as Operator, and the Non Operators named therein.

EXHIBIT “D”

INSURANCE

A.	Operator shall, at all times while conducting operations on the Lease, carry or cause to be carried and charge to the Joint Account premiums for:

1.	Workers’ Compensation Insurance to comply with the Workers’ Compensation Acts of the State in which operations are conducted.

2.
Employer’s Liability Insurance with a single limit of not less than the minimum limits required by law in the State(s) in which operations are conducted or $1,000,000 per accident, whichever is the greatest.

3.	Automobile Public Liability and Property Damage Insurance with a combined single limit of not less than $1,000,000.00 bodily injuries or death and property damage.

4.	Comprehensive General Liability Insurance, excluding underground property damage, with a combined single limit of not less than $1,000,000 combined single limit per occurrence.

5.	Umbrella Liability with supplemental coverage in excess of the above in the amount of $5,000,000.

Such policies shall contain underwriter’s waiver of subrogation in favor of the other Parties to this Operating Agreement.

B.
Each Party shall at all times while the Operating Agreement is in effect carry or cause to be carried for the following coverages pertaining to its share of the liability assumed under the Operating Agreement.

1.
Comprehensive General Liability Insurance, excluding underground property damage, with a combined single limit of not less than $1,000,000 combined single limit per occurrence, which coverage shall be secondary to the coverage carried by Operator pursuant to Section A(4) above.

2.	Umbrella Liability with supplemental coverage in excess of the above in the amount of $2,000,000, which coverage shall be secondary to the coverage carried by Operator pursuant to Section A(5) above.

3.
Well Control Insurance with limits of (a) for non-coalbed methane wells, not less than $5,000,000 and (b) for coalbed methane wells (identified as such in an AFE submitted pursuant to the Operating Agreement), not less than $2,000,000, each having a deductible of not more than $100,000.

4.	Care, custody and control coverage with limits of not less than $500,000, or in lieu of coverage, Broad Form Property Damage endorsement.

C.
For the coverage required in Section B.3 and B.4 above, a Non-Operator may elect to be covered by Operator’s policy by so indicating on an election to participate delivered pursuant to Section VI.B of the Operating Agreement and by so electing, such Non-Operator shall be obligated to pay its proportionate share of such coverage.

D.
Any Party individually may, at its own expense, acquire such additional insurance as it desires; provided, however, that such Party shall make a good faith effort to obtain waivers by the insurer of all rights of subrogation in favor of the other Parties to this Operating Agreement.

D-1

E.
Any and all losses not covered by insurance or which fall within the applicable policy deductible shall be borne by the Parties hereto in the proportions of their respective interests in the project.  Failure of any Party to obtain insurance as required under Exhibit “D” shall not change that Party’s responsibility for their portion of the loss.

F.
Operator shall use reasonable efforts to (a) require all contractors working or performing services hereunder to comply with Workers’ Compensation and Employer’s Liability laws, both state and federal, and (b) require said contractors or others performing services to procure and maintain Comprehensive General liability insurance with policy limits of at least $1,000,000 per occurrence, and said policy or policies shall include contractual liability assumed under any contract as between the contractor and Operator, and carry such other insurance as Operator deems necessary. All policies issued to provide coverage as provided for in this section shall be endorsed to name the Operator and the Parties as additional insureds.  All such policies shall be endorsed with a Waiver of Subrogation as against Operator and the Parties.

G.
If non-consent operations are conducted under the terms of this Agreement, the cost of insurance requirements hereunder in regard to such operations, as well as all losses, liabilities and expenses incurred as a result of such operations, shall be the burden of the Parties participating therein.

H.
Except for a Non-Operator covered by Operator’s policy pursuant to Section C above, each Party shall provide insurance certificates evidencing the above coverages in Item B to the respective Parties of the Operating Agreement.

D-2

Attached to and made a part of that certain Operating Agreement, dated as of _______________ __, 2011 between FX Drilling, Inc., as Operator, and the Non Operators named therein.

EXHIBIT "F"

EQUAL EMPLOYMENT OPPORTUNITY PROVISION

During the performance of this contract, the Operator agrees as follows:

(1)
The Operator will not discriminate against any employee or applicant for employment because of race, color, religion, national origin or sex.  The Operator will take affirmative action to ensure that applicants are employed, and the employees are treated during employment, without regard to their race, color, religion, national origin or sex.  Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.  The Operator agrees to post in conspicuous places, available to employees and applicants for employment notices to be provided for the contracting officer setting forth the provisions of this non-discrimination clause.

(2)
The Operator will, in all solicitations or advertisements for employees placed by or on behalf of the Operator, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, national origin or sex.

(3)
The Operator will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labor union or worker's representative of the Operator's commitments under Section 202 of Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4)	The Operator will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

(5)
The Operator will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(6)
In the event of the Operator's non-compliance with the nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, this contract may be canceled, terminated or suspended in whole or in part and the Operator may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

(7)
The Operator will include the provisions of paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor.  The Operator will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for non-compliance: Provided however, that in the event the Operator becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Operator may request the United States to enter into such litigation to protect the interests of the United States.

F-1

Operator acknowledges that it may be required to file Standard Form 100 (EEO-1) promulgated jointly by the Office of Federal Contract Compliance, the Equal Employment Opportunity Commission and Plans for Progress with Joint Reporting Committee, Federal Depot, Jeffersonville, Indiana, within thirty (30) days of the date of contract award if such report has not been filed for the current year and otherwise comply with or file such other compliance reports as may be required under Executive Order 11246, as amended and Rules and Regulations adopted thereunder.

Operator further acknowledges that he may be required to develop a written affirmative action compliance program as required by the Rules and Regulations approved by the Secretary of Labor under authority of Executive Order 11246 and supply Non-Operators with a copy of such program if they so request.

CERTIFICATION OF NON-SEGREGATED FACILITIES

Operator assures Non-Operators that it does not and will not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained.  For this purpose, it is understood that the phrase "segregated facilities" includes facilities which are in fact segregated on a basis of race, color, religion or national origin because of habit, local custom or otherwise.  It is further understood and agreed that maintaining or providing segregated facilities for its employees or permitting its employees to perform their services at any location under its control where segregated facilities are maintained is a violation of the equal opportunity clause required by Executive Order 11246 of September 24, 1965.

Operator further understands and agrees that a breach of the assurance herein contained subjects it to the provisions of the Order at 41 CFR Chapter 60 of Secretary of Labor dated May 21, 1968, and the provisions of the equal opportunity clause enumerated in contracts between the United States of America and Non-Operators.

Whoever knowingly and willfully makes any false, fictitious or fraudulent representation may be liable to criminal prosecution under 18 U.S.C. Section 1001.

F-2

SCHEDULE I

Represented Interests

Part 1:    AEE Leases

Part 2:    BSO Leases

Part 3:    FXP Leases

Part 4:    Americana Leases

[detail omitted]

SCHEDULE II

Material Contracts

1.           That certain Lease Acquisition Agreement, dated as of January 31, 2011, among Americana Exploration LLC, American Eagle, Inc. and Big Sky Operating LLC.

2.           That certain Area of Mutual Interest Agreement, dated as of January 31, 2011, among Americana Exploration LLC, American Eagle, Inc. and Big Sky Operating LLC.

SCHEDULE III

Closing Amounts; Wire Instructions

Part 1: Closing Amounts

a.	AEE to BSO:	$ 58,786.31

b.	AEE to FXP:	$174,472.00

c.	BSO to AEE:	$ 45,331.83

d.	BSO to FXP:	$174,472.00

e.	FXP to AEE:	$643,143.83

f.	FXP to BSO:	$ 58,786.31

Part 2: Wire Instructions

AEE:
Beneficiary Bank:
Western Security Bank
2812 First Avenue North
Billings, Montana 59101
ABA #292970854

For the Benefit of:
American Eagle Energy Inc.
27 North 27th Street, Suite 21G
Billings, Montana 59101
Account #7211024291
BSO:
Beneficiary Bank:
Bank of America
8025 Winchester Road
Memphis, Tennessee 38125
ABA #026009593

For the Benefit of:
Big Sky Operating, LLC
P.O. Box 1336
Olive Branch, Mississippi 38654
Account #4440 0226 3605
FXP:
Beneficiary Bank:
First State Bank of Shelby
320 Main Street
Shelby, Montana 59474
ABA #092902271

For the Benefit of:
FX Drilling Co., Inc.
FBO: FX Producing Co., Inc.
P.O. Box 449
Shelby, Montana 59474
Account #255020